Exhibit 10.1

CERTAIN IDENTIFIED INFORMATION HAS BEEN OMITTED FROM THIS EXHIBIT BECAUSE THE REGISTRANT CUSTOMARILY AND ACTUALLY TREATS THE OMITTED INFORMATION AS PRIVATE OR CONFIDENTIAL, AND SUCH INFORMATION IS NOT MATERIAL. OMISSIONS ARE IDENTIFIED AS [***].

CAMP SUPPLY AND INSTALLATION AGREEMENT

This CAMP SUPPLY AND INSTALLATION AGREEMENT (“Agreement”) is made and entered into as of August 29, 2025, by and between Perpetua Resources Idaho, Inc., an Idaho corporation located at 405 South 8th Street, Suite 201, Boise, ID 83702 (“Owner”) and ATCO Structures & Logistics (USA) Inc., an Alaska corporation with its principal office located at 480 Wildwood Forest Drive, #225, Spring, Texas 77380 (“Contractor”). Owner and Contractor may be referred to herein, collectively as the “Parties” and individually as a “Party.”

RECITALS

WHEREAS, Owner is currently developing a gold and antimony mine located in Stibnite (Valley County), Idaho (the “Project”) east of the community of Yellow Pine near the East Fork South Fork Salmon River. The Project aims to extract gold, silver, and antimony utilizing conventional open-pit mining methods from the Yellow Pine, West End, and Hangar Flats deposits (the “Site”).

WHEREAS, Owner desires to procure from Contractor, and Contractor desires to provide, certain design, engineering, procurement, construction, and related services, as more specifically described herein for the design, construction, and installation of a 1,010-person turnkey camp accommodation and site package for the Project (the “Facilities”); and

WHEREAS, the Parties desire to enter into an agreement pursuant to which Contractor will provide the required services and perform the work in accordance with the conditions provided upon the terms set forth herein.

NOW, THEREFORE, in consideration of the premises, and mutual covenants and agreements hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows.

Camp Supply and Installation Agreement

Table of Contents

Article 1.	DEFINITIONS	1

Article 2.	GENERAL	5
2.1	Relationship of the Parties	5
2.2	Scope of Work	6
2.3	Interpretation of Contract Documents	6

Article 3.	owner	6
3.1	Authorized Representatives	6
3.2	Owner Officers	6
3.3	Information or Services Required of Owner	7
3.4	Payments	8
3.5	Communication	8
3.6	Owner’s Other Contractors	8
3.7	Owner’s Right to Stop Work	8
3.8	Owner’s Right to Perform Work	8
3.9	Owner’s Acceptance of Nonconforming Work	9
3.10	Representations and Warranties of Owner	9

Article 4.	Contractor	9
4.1	Authorized Representatives	9
4.2	Communications	10
4.3	Records	10
4.4	Confidentiality	11
4.5	Compliance with Applicable Laws	11
4.6	Outside Compensation Prohibited	12
4.7	Payment and Performance Bonds	12
4.8	Employment Matters	12
4.9	Contractor’s General Representations and Warranties	12
4.10	Warranty	13
4.11	Hazardous Materials	13
4.12	Intellectual Property	15
4.13	Owner Policies	15
4.14	EXIM Requirements	15

Article 5.	ENGINEERING, PROCUREMENT, AND CONSTRUCTION SERVICES	15
5.1	Engineering and Procurement Services	15
5.2	Review of Contract Documents and Field Conditions	16
5.3	Supervision	17
5.4	Construction Procedures	17
5.5	Contractor’s Submittals	19
5.6	Indemnification and Limitation Liability	19
5.7	Site Safety	20
5.8	Camp Construction Schedule	20
5.9	Delays and Extensions of Time	22
5.10	Partial Occupancy or Use	23
5.11	Substantial Completion	23
5.12	Punchlist	24
5.13	Final Completion	24
5.14	Title and Risk of Loss	24

Article 6.	COMPENSATION AND PAYMENT	24
6.1	Contract Price	24
6.2	Progress Payments	25
6.3	Final Reconciliation and Payment	26

Camp Supply and Installation Agreement

6.4	Payments Not Acceptance of Work	26
6.5	Payment of Subcontractor	26
6.6	Dismantling	27

Article 7.	CHANGEs in the work	27
7.1	In General	27
7.2	Change Orders	28
7.3	Change Directives	28

Article 8.	CORRECTION pERIOD	28
8.1	[***] Correction Period	28
8.2	Correction of Defective Work	29
8.3	Exclusive Remedy	29

Article 9.	INSURANCE	29
9.1	Contractor’s Insurance	29
9.2	Owner’s Liability Insurance	29
9.3	Property Insurance	29
9.4	Payment of Deductibles	30
9.5	Failure to Maintain Required Insurance	30

Article 10.	ASSIGNMENT	30
10.1	Successors	30
10.2	Assignment by Owner	30
10.3	Assignment by Contractor	31

Article 11.	SubcontractorS	31
11.1	Subcontracts	31
11.2	Subcontract Provisions	31
11.3	Contingent Assignment of Subcontracts	31
11.4	Approved Subcontractors	31

Article 12.	SUSPENSION	32
12.1	Owner’s Right to Suspend	32
12.2	Contractor’s Right to Suspend	32
12.3	Resumption	32

Article 13.	TERMINATION	32
13.1	Termination by Owner for Cause	32
13.2	Termination by Contractor for Cause	33
13.3	Termination by Owner for Convenience	34
13.4	Termination by Contractor for Force Majeure	34
13.5	Exclusive Remedy	34
13.6	Surviving Obligations	34

Article 14.	DISPUTE RESOLUTION	35
14.1	Claims	35
14.2	Direct Discussions	36
14.3	Mediation	36
14.4	Arbitration	36
14.5	Litigation	36
14.6	Attorneys’ Fees and Costs	37
14.7	Mechanic’s Liens	37

Article 15.	NOTICES	37

Article 16.	MISCELLANEOUS	38
16.1	Governing law	38
16.2	Interpretation	38
16.3	Rights and Remedies Cumulative	38
16.4	Nature of Agreement	39
16.5	Amendments	39
16.6	Waivers, Consents and Approvals	39
16.7	Counterparts	39
16.8	Further Assurances	39

Camp Supply and Installation Agreement

LIST OF EXHIBITS

The following exhibits are hereby incorporated into and form an integral part of this Agreement, whether or not physically attached hereto. Due to the aggregate file size, these exhibits are maintained in digital format and exchanged between the Parties electronically. Execution of this Agreement shall constitute mutual agreement to the terms of each Exhibit listed below, subject to any completion timelines or mutual finalization noted therein.
The Parties acknowledge that certain exhibits (e.g., Exhibits S and X) will be finalized within thirty (30) days following the Effective Date, and shall be incorporated by written amendment or mutual written confirmation:

Exhibit A	Authorized Representatives
Exhibit B	Costs of the Work
Exhibit C	Insurance Requirements
Exhibit D	Forms
	D-1	Form of Certificate of Substantial Completion
	D-2	Form of Certificate of Final Completion
	D-3	Form of Progress Payment Lien Waiver
	D-4	Form of Final Payment Lien Waiver
Exhibit E	Taxes& Duties Allocation
Exhibit F	Environmental, Social, and Governance Provisions
Exhibit G	Scope of Work
Exhibit H	Division of Responsibility Matrix for the Work
Exhibit I	Owner-Provided Information
Exhibit J	Contractor’s Proposal
Exhibit K	Key Dates
Exhibit L	Baseline Project Master Schedule
Exhibit M	Camp Construction Schedule
Exhibit N	Manpower Forecast
Exhibit O	Plant and Equipment Forecast
Exhibit P	Subcontractor List
Exhibit Q	Organization Chart
Exhibit R	Reporting Requirements
Exhibit S	Project Management Plans (To be finalized by the Parties’ mutual agreement within 30 days after Effective Date.)
Exhibit T	Change Management Procedure
Exhibit U	Owner Permits
Exhibit V	Schedule of Values
Exhibit W	Cash Flow Forecast
Exhibit X	Testing and Commissioning Plan (To be finalized by the Parties’ mutual agreement within 30 days after Effective Date.)

Camp Supply and Installation Agreement

Article 1.          DEFINITIONS

In addition to the terms defined elsewhere in this Agreement, the definitions of certain terms used herein with initial letters capitalized are as set forth below. When appropriate, the defined terms herein mean the defined terms for the applicable Contract. By way of example, the term Drawings and Specifications mean with respect to a Contract only the Drawings and Specifications for that Contract, unless the context indicates otherwise.

“Affiliate” means any entities controlled by, or under common control with, Perpetua Resources Corp. the parent company of the Owner. As used in this definition, “control” means the ability to direct the affairs of an entity, whether through ownership of at least a majority interest in an entity, possession of a majority of the votes on the governance board of an entity, reserved powers or by contract, including a management, joint operating or other substantial agreement.

“Agreement” means this Agreement between the Parties for the performance of Work, together with all exhibits attached hereto and referenced herein, as the same may be amended from time-to-time as permitted herein.

“Applicable Law” or “applicable law” means any requirement set forth in any federal, state, local or other statute, law, ordinance, resolution, directive (to the extent having the force of law), code, rule, regulation, order, or Permit applicable to the Work, Owner, Contractor, Subcontractors or any person or entity performing any Work. Without limiting the generality of the foregoing, law includes (a) all requirements pertaining to employment, safety, working conditions, worker’s compensation, social security (including, but not limited to, Occupational Safety and Health Act, the Immigration Reform and Control Act of 1986, the Americans with Disabilities Act), (b) all requirements pertaining to taxation, business, registration, licensing, permits and similar matters, (c) all requirements pertaining to the environmental matters (including those laws identified in the definition of Hazardous Materials), and (d) all requirements related to building and construction (including the building, fire, life-safety, electrical, mechanical, plumbing and other codes).

“As-Built Documents” has the meaning given to it in Section 4.3.2.

“Baseline Project Master Schedule” means the program of activities and tasks, including milestone events and key dates for the Project, maintained by the Owner and attached as Exhibit L, which may be updated in accordance with Section 3.6.

"Business Day” means any day except Saturday, Sunday, or a statutory holiday observed in Idaho, British Columbia, and where the Work is being performed.

“Camp Construction Schedule” means the program of activities and tasks, including milestone dates and the Key Dates, that Contractor has planned, and Owner has approved, as an indicative sequence and order to complete the Work as set forth in Exhibit M.

“Certificate of Final Completion” means the certificate issued by Contractor pursuant to Section 5.13.1.

“Certificate of Substantial Completion” means the certificate issued by Contractor pursuant to Section 5.11.1.

“Change in the Work” means a change to the Work as provided in Article 7.

“Change Order” has the meaning given to it in Section 7.2.1.

“Change Directive” has the meaning given to it in Section 7.3.1.

“Claim” means a demand or assertion by one of the parties seeking, as a matter of right, the payment of money, an adjustment to or an interpretation of the Contract Documents, or other relief with respect to the terms of the Contract Documents. A Claim also includes other disputes and matters in question between Owner and Contractor arising out of or relating to this Agreement. A claim also includes complaints, claims, losses, causes of action (including, but not limited to, negligence, professional errors or omissions, strict liability and breach of contract or express or implied warranty), costs or damages.

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“Construction Manager” means Sundt Construction, Inc.

“Contract Documents” has the meaning given to it in Section 2.2.

“Contractor” has the meaning set forth in the preamble of this Agreement.

“Contractor Party(ies)” has the meaning given to it in Section 4.11.3.

“Contract Price” means the lump sum turnkey amount of one hundred thirty-one million, seven hundred thirty-five thousand, four hundred and forty U.S. dollars ($131,735,440 USD), which shall include and exclude the taxes as set forth in Exhibit E.

“Contractor’s Proposal” means the Conditional Lump Sum Turnkey Proposal (LSTK) – Camp Accommodations and Site Office Package, dated June 15, 2025, submitted to Owner by Contractor, and attached hereto as Exhibit J.

“Contractor’s Submittals” has the meaning given to it in Section 5.5.

“Cost of the Work” has the meaning set forth in Exhibit B.

“Day” or “day” means a twenty-four (24) hour period beginning and ending at 12:00 midnight. A calendar day means any day. A working day means Monday through Friday, 8:00 A.M. to 5:00 P.M. in the local time zone where the Site is located, excluding any legal holiday recognized in the State where the Site is located.

“Delayed Payment Rate” means the greater of the rate of [***]% per month or the present rate under applicable law, calculated daily and compounded monthly.

“Drawings and Specifications” means the Drawings and Specifications for the Contract, as identified in the Contractor’s Proposal and/or prepared by Contractor.

“Effective Date” means the date Owner issues notice to the Contractor that it may proceed in full with its obligations under this Agreement and is no longer limited by the Limited Notice to Proceed, dated July 28, 2025.

“EPCM” means Ausenco Engineering USA South Inc., who is performing construction management services on behalf of Owner.

“Equitable Adjustment” means any adjustment as Owner and Contractor agree pursuant to good faith negotiations to the terms of the Contract Documents or, in absence of agreement within a reasonable time, an Equitable Adjustment to the Contract Price will be the Cost of the Work subject to the Equitable Adjustment. An Equitable Adjustment to the Camp Construction Schedule or Substantial Completion Deadline will, unless Owner and Contractor agree otherwise, be based on actual and reasonable time impacts on the critical path of the Camp Construction Schedule pursuant to Section 5.9.2.

“Equipment” includes the items identified on (i) the “Stibnite Gold Camp & Modular Office Building List” of Contractor’s Proposal, (ii) Exhibit G, and/or (iii) Exhibit H, and related or associated items necessary for the identified items to serve their intended purpose as part of the completed Facilities.

“EXIM” has the meaning set forth in Section 4.14.

“Facilities” has the meaning set forth in the Recitals of this Agreement.

“Final Completion” means the satisfaction of all conditions specified in Section 5.13.

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“Final Completion Date” means the date upon which the Certificate of Final Completion is issued by Contractor to Owner pursuant to Section 5.13.1, provided that the Certificate of Final Completion is subsequently countersigned by Owner as accepted.

“Final Payment” means Owner’s final payment to Contractor pursuant to Section 6.3.

“Force Majeure” means acts, events or occurrences beyond the reasonable control, and beyond the reasonable contemplation, of Contractor or Owner which delay or otherwise prevent Contractor or Owner from timely performing its respective obligations under the Contract Documents (other than an obligation to pay money), including fires; floods; epidemics; lightning; extreme weather of the type ordinarily expected to limit or prevent construction activities; earthquakes; quarantine; blockade; governmental acts, orders or injunctions; war; insurrection or civil strife; sabotage; unusual delays in transportation through no fault of the party claiming Force Majeure (including but not limited to lack of access to public roads); license or permit approval delays of the Idaho DOPL and Valley County Governmental Authorities that exceed sixty (60) days (provided that Contractor submitted a timely application); explosion; boycotts, strikes, lockouts, picketing, work slow-downs and other labor disputes provided that the labor disputes do not involve labor employed by Contractor, any Subcontractor or any sub-subcontractor of any tier; material or equipment shortages through no fault of the party claiming Force Majeure (or their Subcontractors or sub-subcontractors of any tier); changes in law; and any other similar acts, events or occurrences, but only to the extent they are beyond the reasonable control of Contractor or Owner despite prudent and diligent efforts to prevent, avoid, delay or mitigate the effect of the acts, events or occurrences. For the avoidance of doubt, applicable Force Majeure acts, events or occurrences do not include (a) those that are the result of willful or negligent actions or inactions of either party; (b) those that do not have a real, quantifiable and adverse impact on the performance of the affected party; and (c) the failures or defaults of any Subcontractor or sub-subcontractor of any tier.

“Good Industry Practice” means the generally accepted practices, methods, techniques, and standards employed by contractors on projects of similar size and complexity to the Work where such contractors are providing services of the nature of the Work under the Agreement to the modular building industry in connection with the construction and installation of modular buildings, performed in accordance with applicable Laws and with due care, skill, and diligence expected of experienced industry participants. Such practices, methods, and acts are those that, in the exercise of prudent and responsible professional judgment and in light of the facts known (or reasonably should have been known) at the time, could reasonably be expected to accomplish the intended results. Good Industry Practice is not necessarily limited to the optimum practice or method but may encompass a range of acceptable practices, methods, or techniques that achieve the desired outcome in a reasonable and efficient manner.

“Governmental Authority” means any local, state, regional or national government administrative, judicial or executive organization that has, jurisdiction to legislate, decree, adjudicate or enforce any decision related to, or bearing on, the Work.

“Hazardous Materials” means any hazardous or toxic substances, materials and wastes which are regulated or are classified as hazardous or toxic by any Governmental Authority having jurisdiction over the Site, including, but not limited to, those substances included in the definitions of “Hazardous Substances,” “Hazardous Materials,” “Toxic Substances,” “Hazardous Waste,” “Solid Waste,” “Pollutant,” or “Contaminant”“ in any federal, state, local or other law pertaining to public or worker health, welfare or safety or the environment, including, but not limited to, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, 42 U.S.C. § 9601 et seq., as amended by the Superfund Amendments and Reauthorization Act of 1986 (“CERCLA”); the Resource Conservation and Recovery Act of 1976, as amended, 42 U.S.C. § 6901 et seq.; the Federal Clean Air Act, 42 U.S.C. § 7401-7626; the Federal Water Pollution Control Act and Federal Clean Water Act of 1977, as amended, 33 U.S.C. § 1251 et seq.; the Federal Insecticide, Fungicide and Rodenticide Act, 7 U.S.C. § 135 et seq.; the Federal Environmental Pesticide Control Act, the Federal Toxic Substances Control Act, 15 U.S.C. § 2601 et seq.; the Federal Safe Drinking Water Act, 42 U.S.C. § 300(f) et seq.; the Emergency Planning and Community Right-To-Know Act of 1986, 42 U.S.C. § 11001 et seq.; and the Occupational Safety and Health Act of 1970, 29 U.S.C. § 651 et seq. and in the regulations promulgated pursuant to those laws.

“Idaho DOPL” means the Idaho Division of Occupational and Professional Licenses.

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“Insolvency Event” means the bankruptcy, insolvency, liquidation, administration or other receivership or dissolution of a party and any equivalent or analogous proceedings by whatever name known and in whatever jurisdiction and any step taken (including the presentation of a petition or the passing of a resolution) for or with a view to any of the foregoing.

“Key Dates” means those dates as set forth in Exhibit K.

“LD Cap” means the maximum amount of liquidated damages that Contractor can incur for an applicable LD Milestone.

“LD Amount/Day” means the amount as set forth in the LD Table that reflects the liquidated damages per day for each day of Contractor's delay in achieving the LD Milestone.

“LD Milestone” means the applicable Activity ID as set forth in the Camp Construction Schedule.

“LD Milestone Deadline” means the guaranteed completion date of the LD Milestone that is subject to the LD Amount/Day.

“LD Table” means the table set forth in Section 5.9.3(b) of this Agreement listing the LD Milestones, LD Milestone Deadlines, LD Amount/Day, and the LD Caps.

“Local Hiring Goals” has the meaning set forth in Section 4.13.1.

“MLS 1080” means the dorm turnover of 101 beds by August 29, 2026, or as otherwise agreed between the parties in writing.

“MLS 1290” means the dorm turnover of an additional 101 beds (following completion of MLS 1080) by September 17, 2026, or as otherwise agreed between the parties in writing.

“MLS 1070” means the kitchen/dinner/rec (“KDR”) turnover by September 24, 2026, or as otherwise agreed between the parties in writing.

“O&M Manual” means the manual to be provided by Contractor that includes, at a minimum one (1) copy of: (a) all items identified for the O&M Manual in the Contract Documents, (b) a quick reference for successful daily operation, which includes anything from trouble shooting to emergency procedures, (c) bound and indexed manufacturer’s manuals for all Equipment or facilities installed by Contractor, (d) operation and control procedures for persons generally familiar with the Work, and (e) preventive maintenance and repair procedures. Unless otherwise specified, O&M Manuals are to be provided in both paper and .pdf formats.

“Owner” has the meaning set forth in the preamble of this Agreement.

“Owner-Caused Delay” has the meaning set forth in Section 5.9.

“Owner Parties” means Owner and its Affiliates, shareholders, directors, officers, members, agents, employees, successors and assigns.

“Owner Permits” has the meaning set forth in Section 3.3.3.

“Owner-Provided Information” means those policies and documents set forth on Exhibit I.

“Parties” or “Party” means the Owner and/or Contractor, either collectively or individually, as the context so requires.

“Performance Specifications” means the specifications included in Contractor’s Proposal, including but not limited to the Permanent Camp and Modular Buildings Scope of Work, Revision B, dated June 2025.

Camp Supply And Installation Agreement	Page 4 of 45

“Permits” for the Work mean the permits, authorizations, approvals and licenses provided by Owner or identified by Owner. The Permits do not include any contractor business or trade permits, approvals or licenses, or any building or occupancy permits , all of which will be Contractor’s responsibility.

“Project” has the meaning set forth in the Recitals.

“Punchlist” means a complete list of all Punchlist Items along with Contractor’s estimate of the cost to Owner to complete or correct each Punchlist Item and Contractor’s proposed completion date for each Punchlist Item. Failure to include an item on the Punchlist does not alter the responsibility of Contractor to complete all Work in accordance with the Contract Documents.

“Punchlist Item” means any element of unfinished or uncorrected Work at Substantial Completion that, considered individually or in the aggregate with all other Punchlist Items, will not adversely affect the operability, safety or integrity of the Work, and can be completed without interfering with the commercial operation of the Work.

“Retainage” has the meaning given to it in Section 6.2.

“Safety Plan” has the meaning given to it in Section 5.7.

“Safety Report” has the meaning given to it in Section 5.7.

“Schedule of Values” for the Work is set forth in Exhibit V.

“Site” has the meaning set forth on the first page of this Agreement.

“Subcontract” means any agreement between Contractor and a Subcontractor for the performance of any portion of the Work or the supply of any materials or Equipment for the Work.

“Subcontractor” means any person or entity, other than Contractor’s employees, engaged by Contractor to perform services or supply materials related to the Work.

“Substantial Completion” means the satisfaction of all conditions specified in Section 5.11.

“Substantial Completion Date” means the date upon which the Certificate of Substantial Completion was issued by Contractor to Owner pursuant to Section 5.11.1, provided that the certificate is subsequently countersigned by Owner as accepted.

“Tariff Change” has the meaning set forth in Article 4.

“Work” will have the meaning set forth in Section 2.2.

“Work Product” has the meaning set forth in Section 4.12.1.

Article 2.         GENERAL

2.1          Relationship of the Parties

Contractor acknowledges and accepts the relationship of trust and confidence established with Owner and each Affiliate. Contractor covenants to act at all times in accordance with this relationship to further the interests of Owner and each Affiliate. Contractor acknowledges that Owner has retained Contractor based on Contractor’s good faith assurances that it has the knowledge, skills, experience, education and staffing to construct the applicable mining operations in accordance with the terms and conditions of this Agreement and any written specifications provided by the Owner in Contract Documents. Any subcontract between Contractor and Subcontractors shall provide that Subcontractors will actually perform services under this Agreement in compliance with these standards to the extent of the scope of work thereunder. Contractor will perform all obligations under this Agreement at a level that is consistent with the standards and quality ordinarily provided by contractors providing mining construction services under the same or similar circumstances. Contractor acknowledges that Owner and each Affiliate are relying on Contractor for information, advice and cooperation on construction-related matters with respect to the Work to assist in detecting, preventing, evaluating and resolving problems, disputes and Claims, and therefore Contractor will use its best efforts to promptly provide the same to Owner and each Affiliate consistent with the relationship set forth herein. Notwithstanding the foregoing, Contractor is entitled to rely upon the accuracy of the Owner-Provided Information contained within Exhibit I, and Contractor shall be entitled to an Equitable Adjustment to the extent it reasonably relied on inaccuracies contained within Exhibit I.

Camp Supply And Installation Agreement	Page 5 of 45

2.2          Scope of Work

The “Work” consists of all engineering, design, labor, materials, Equipment, services and other matters indicated in: (a) the Performance Specifications, the Scope of Work as set forth in Exhibit G, and the Division of Responsibility set forth in Exhibit H; (b) this Agreement; (c) any Change Orders and Change Directives; (d) the Permits, and (e) the Drawings and Specifications (collectively, the “Contract Documents”). Without limiting the generality of the foregoing, the Work includes (a) engineering consulting services described in Exhibit G and/or Exhibit H and services agreed to between the Parties under a Change Order or Change Directive necessary for proper execution and completion of the Work, whether temporary or permanent and whether or not incorporated or to be incorporated in the Work; (b) any supplementary or miscellaneous items implied or inferable from the Contract Documents (whether shown or not) that are necessary for a sound, secure, complete, functional and proper installation in accordance with applicable law, Good Industry Practice and manufacturer’s recommendations.

2.3          Interpretation of Contract Documents

The Contract Documents are complimentary, if there is any conflict between the Contract Documents, the governing order of precedence will be as follows (1) Executed Change Orders and Directives; (2) This Agreement; (3) Drawings and Specifications; (4) Scope of Work as set forth in Exhibit G; (5) Division of Responsibility Matrix as set forth in Exhibit H; (6) Permits, and (7) Contractor’s Proposal. In the event of an inconsistency among documents of the same type, later dated documents shall govern over earlier documents. Organization or arrangement of the Contract Documents will not control Contractor in dividing the Work among Subcontractors or in establishing the extent of Work to be performed by any trade. Unless otherwise stated in the Contract Documents, words that have well-known technical or construction industry meanings are used in the Contract Documents in accordance with their recognized meanings. In the interest of brevity, the Contract Documents frequently omit modifying words such as “all”, “any” and “without limitation” and articles such as “the” and “an,” but the fact that a modifier or an article is absent from one statement and appears in another is not intended to affect the interpretation of either statement. References to the words “include” or “including” are to be construed without limitation.

Article 3.         owner

3.1          Authorized Representatives

Owner’s initial authorized representative(s) are identified on Exhibit A. Subject to Section 3.2, each representative is authorized to send and receive communications on Owner’s behalf with respect to the Work. Contractor may rely on communications from an authorized representative as being authorized by Owner. Owner will notify Contractor if Owner adds or changes an authorized representative.

3.2          Owner Officers

Only the Owner officer(s) identified on Exhibit A, and their respective successors in office, are authorized (acting jointly or severally as authorized agents for any Affiliate) to execute this Agreement, to terminate or amend this Agreement, and to issue Change orders or Change Directives under this Agreement. Owner is not responsible for any acts or omissions of any agent, employee or representative that purports to exercise any authority herein reserved for the Owner officers. Owner will promptly notify Contractor if Owner changes its authorized officers.

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3.3          Information or Services Required of Owner

3.3.1        Owner will cooperate with Contractor at all times to permit Contractor to realize the benefits afforded under this Agreement.

3.3.2        Owner will furnish information and services required of Owner by the Agreement with reasonable promptness. Except as otherwise provided herein, Contractor will be entitled to rely on the accuracy of information or services to the extent a reasonably prudent contractor would so rely on the information or services, unless Contractor is aware (or should be aware in the exercise of ordinary care, skill and diligence) of the inaccuracies or incompleteness thereof.

3.3.3        Except for Permits and fees that are the responsibility of Contractor under the Contract Documents, Owner will secure and pay for any Permits and fees required for the construction, use or occupancy of the Work. Contractor acknowledges that on-site work at the Project will be subject to a number of permits from various Governmental Authorities that have either already been obtained, or will be obtained, by Owner and which are listed on Exhibit U (the “Owner Permits”). Copies of the Owner Permits shall be either maintained at the Site (when required by the applicable Owner Permit) or be provided to Contractor upon execution of the Agreement. Contractor shall comply with the Owner Permits in the performance of the Work, subject to its right to seek an adjustment of the Contract Price for any additional costs or delays resulting from compliance with any Owner Permits obtained by Owner after the Effective Date.

3.3.4        Owner will furnish a legal description of the Site and surveys describing physical characteristics, legal limitations and utility locations for the Site; provided, however, Owner does not make any representation or warranties to Contractor about the utility locations on the Site, and Contractor will exercise due caution during any ground disturbance activities to minimize damage to known and unknown utilities. To the extent Owner is aware of, or should reasonably be aware of, inaccuracies in, or incompleteness of the legal description of the Site and/or surveys, Owner will notify contractor of such inaccuracies or incompleteness.

3.3.5        Owner will make the Site available to Contractor as set forth in the Contract Documents including reasonable access and egress from and within the Site to perform the Work.

3.3.6        Owner will remediate and dispose of in accordance with applicable law and any government orders any Hazardous Materials that are found or are uncovered on or about the Site other than Hazardous Materials that are the responsibility of Contractor. Contractor will immediately inform Owner of any discovered release of Hazardous Materials and provide notices as applicable under Section 5.4.4 to Governmental Authorities.

3.3.7        Owner will timely review documents provided by or through Contractor and timely render its direction, decision, consent or approval on matters identified by Contractor for Owner’s direction, decision, consent or approval; provided, however, Owner’s review, direction, decision, approval or consent of any document or matter will be solely for the purpose of determining whether the document or matter is generally consistent with Owner’s objectives. Owner will endeavor to respond to Contractor’s requests for information and accept or reject requests for approvals and Changes in the Work that are clearly, conspicuously and reasonably marked “Urgent.” In any request marked “Urgent,” Contractor will explain the circumstances that give rise to the urgency and will state a date by which a response is needed. Owner will respond as soon as practical and will endeavor to respond within twenty-four (24) hours if the request is received within seven days of Substantial Completion or by the date requested if circumstances clearly show a need for a response by the requested date. Owner’s rejection of any request will include a reasonable explanation of the reasons for the rejection. Owner’s failure to respond to (or the failure, in Contractor’s view, to adequately respond) to any request will not form the basis of a Claim unless the matter requested is an obligation of Owner under the Contract Documents, in accordance with Exhibit G or Exhibit H.

3.3.8        Subject to Section 4.2, if Owner learns of any failure of Contractor to fulfill its duties and obligations under the Contract Documents, and in the further event that Contractor does not have notice of the same, Owner will inform Contractor of the failure in a timely fashion.

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3.3.9        If applicable based on the specifications in the terms of Work performed under this Agreement and any special conditions applying to the Work, Owner will furnish any owner furnished equipment that is specified as a requirement of Owner under this Agreement. Owner warrants that any owner furnished equipment will be of the size, design, and capacity specified in the Contract Documents and suitable for Contractor’s purposes.

3.4          Payments

Owner will pay Contractor as set forth in Sections 6.2 and 6.3 of this Agreement subject to specifications in the terms of Work performed under this Agreement and any special conditions applying to the Work. Owner will exercise reasonableness in the review of Contractor’s invoices and will not dispute or deduct amounts unless Owner has a reasonable and good faith belief that there is a basis to dispute or deduct such amounts in accordance with this Agreement. Owner will timely provide an explanation of any amounts withheld or disputed, including the contractual basis for withholding and the specific measures Contractor must take to rectify the issue. If Owner fails to pay any undisputed amounts within ten (10) days of the date the amounts are due, Owner will promptly furnish reasonable evidence to Contractor that Owner has adequate funds available or committed to fulfill Owner’s payment obligations hereunder. If Owner fails to furnish the financial information in a timely manner, Contractor may stop Work under Section 12.2 hereof until the information is provided or payment of the undisputed amounts are received.

3.5          Communication

Unless otherwise permitted herein or directed by Owner, Contractor will endeavor to communicate directly with Owner’s consultants and other contractors through Owner. Owner will endeavor to communicate with Subcontractors, laborers and material suppliers through Contractor; provided, however, Owner may freely communicate directly with any person or entity related to the Work about any matter. In any event, binding communications by the Owner pertaining to the Contract Documents or the Work are made through Contractor.

3.6          Owner’s Other Contractors

Owner reserves the right to perform construction or operations related to the Work with Owner’s own forces, and to award separate contracts in connection with other construction or operations on the Site. If Contractor claims that delay or additional cost is involved because of Owner’s actions, Contractor will make the Claim as provided in Article 14. Owner will provide for coordination of the activities of Owner’s own forces and of each separate contractor with Contractor, who will cooperate with them. Contractor will participate with other separate contractors and Owner in reviewing and coordinating their construction schedules and use commercially reasonable efforts to ensure consistency with the Baseline Project Master Schedule. Contractor will perform the Work in compliance with the Baseline Project Master Schedule, subject to Contractor’s right to seek an Equitable Adjustment if the complying with the Baseline Project Master Schedule requires unanticipated changes to the Camp Construction Schedule.

3.7          Owner’s Right to Stop Work

If Contractor fails to promptly commence correction of defective Work, fails to carry out Work in accordance with the Contract Documents, or fails to continue diligently curing the defective Work, upon seven (7) days’ prior written notice, Owner may order Contractor to stop the Work, or any portion thereof, until the cause for the order has been eliminated. Owner’s right to stop the Work will not give rise to a duty to exercise this right for the benefit of Contractor or any other person or entity.

3.8          Owner’s Right to Perform Work

If Contractor defaults or neglects to carry out the Work in accordance with the Contract Documents and fails within a seven (7) day period after receipt of Owner’s notice (which shall, to the extent practicable, be in sufficient detail to fully apprise Contractor of the alleged default(s) or neglect(s) to commence and continue correction of the default or neglect with diligence and promptness, Owner may, without prejudice to other remedies Owner may have, correct the deficiencies. In that event, Owner will be entitled to deduct the cost of correcting the deficiencies from payments then or thereafter due to Contractor not to exceed the amount paid to and received by the Contractor under the Agreement. Owner shall have no right to perform Work for which it has not provided adequate notice of the defect to allow Contractor the opportunity to cure.

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3.9          Owner’s Acceptance of Nonconforming Work

Owner may, subject to Contractor’s mutual agreement and prior to Final Payment, accept Work that is not in accordance with the requirements of the Contract Documents, instead of requiring its removal and correction, in which case the Contract Price will be Equitably Adjusted. Contractor will bear all reasonable direct costs attributable to Owner’s evaluation of and determination to accept the defective or nonconforming Work (such costs to include, but are not limited to, fees and charges of engineers, testing agencies, and consultants). Any acceptance by Owner of any Work that is not in accordance with the requirements of the Contract Documents must be in writing.

3.10        Representations and Warranties of Owner

By execution of this Agreement, Owner makes the following express representations and warranties to Contractor with respect to this Agreement, which will be continuing during the term of this Agreement: (1) Owner is an entity duly organized, validly existing and in good standing under the laws of its jurisdiction of origin and has the requisite legal power and authority to execute, deliver and perform this Agreement; (2) Owner is authorized to do business in the State of Idaho, (3) the execution, delivery and performance of this Agreement has been duly authorized by all requisite action of Owner, and there is no provision in its charter documents requiring further consent for the action by any other person or entity; (4) this Agreement constitutes the legal, valid and binding obligation of Owner, enforceable against Owner in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, reorganization, moratorium or similar laws affecting or limiting creditors’ rights generally or by equitable principles relating to enforceability; (5) Owner has thoroughly and carefully examined and fully understands the terms of this Agreement and is fully able to perform all of Owner’s duties and obligations hereunder; and (6) Owner is financially solvent, able to pay its debts as they mature and has sufficient working capital to make payments as required in this Agreement. Owner will immediately notify Contractor of any change in circumstances that makes any of foregoing representations materially inaccurate.

Article 4.         Contractor

4.1          Authorized Representatives

4.1.1        Contractor’s authorized representative(s) are identified on Exhibit A. Each representative is authorized to communicate and act on Contractor’s behalf with respect to the Work. At least one authorized representative is to be readily available to Owner at all times the Work is in progress. Owner may rely upon the notices, direction, decisions and other communications of any representative as the notices, directions, decisions and other communications of Contractor. Contractor agrees to not change any authorized representative without Owner’s prior consent, which consent will not be unreasonably withheld.

4.1.2        Contractor acknowledges that Owner has engaged the EPCM and Construction Manager to manage and oversee the Work and to provide direction, coordination, and reporting requirements on Owner’s behalf. Contractor shall cooperate with, and comply with reasonable instructions, direction, and requests from the EPCM and Construction Manager related to the Work, including but not limited to scheduling, reporting, and coordination matters. Any reporting requirements set forth by the EPCM or Construction Manager will be reasonably limited to Contractor’s scope of work and in line with typical projects of this nature. Notwithstanding the foregoing, Contractor acknowledges and agrees that neither the EPCM nor the Construction Manager is not authorized to, and shall not, (a) direct any change to the Contract Price or Camp Construction Schedule, (b) approve or direct any Change Order, or (c) bind Owner in any manner with respect to matters requiring Owner’s consent or approval under this Agreement. Only Owner or its expressly Authorized Representatives may approve or direct changes to the Contract Price, Camp Construction Schedule, or any other material term of this Agreement. For the avoidance of doubt, Contractor shall remain solely responsible for, and have control over, the construction means, methods, techniques, sequences and procedures and for coordinating all portions of the Work.

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4.2          Communications

4.2.1        Contractor will endeavor to keep Owner fully informed of Contractor’s performance of the Work so Owner can have timely and meaningful opportunities to review and input. Without limiting the generality of the foregoing, Contractor will, as a matter of course, promptly provide Owner with copies of material documents and information relating to the performance of the Work, including meeting agendas, meeting minutes, material communications with third parties, etc. Contractor will provide the documents and information to Owner in a timely enough manner that Owner can readily identify and understand matters for Owner action or decision.

4.2.2        Contractor will promptly notify Owner of any actions or decisions required of Owner for Contractor to timely and properly perform the Work, and any deadlines pertaining thereto to prevent delays in the Work. Whenever possible, the notice will be sufficiently in advance of any applicable deadline to allow Owner a reasonable time to consult with Contractor, consider alternatives, and execute the action or decision. Contractor will consult with and advise Owner with respect to any decisions. Contractor will clearly and conspicuously mark any urgent request for information or request for Changes in the Work with the phrase “Urgent – Please Respond by [Insert Desired Response Date]” and immediately bring the request to the personal attention of Owner’s authorized representative identified in Section 3.1.

4.2.3        As soon as practical after the Effective Date, Contractor will provide Owner with a comprehensive list of any documents, information, materials, equipment or services that Contractor requires from Owner for properly and timely completing all of its obligations under this Agreement. Contractor will describe each item on the list in detail, including, but not limited to, the information required by Section 3.3.2 for additional information or services, such that Owner can quickly and properly secure the item. Owner will provide the additional documents, information, materials, equipment or services to the extent it is not in the scope of Contractor’s obligations under the Contract Documents and reasonably required for Contractor to properly and timely complete its obligations under the Contract Documents. Contractor will promptly consult with and advise Owner regarding the items and assist Owner is securing the items in a manner consistent with Contractor’s needs.

4.2.4        Contractor covenants, represents and warrants that any documents, reports or information provided by Contractor to Owner regarding this Agreement or Contractor’s performance of the Work (including invoices, applications for payment, schedules, completion reports, activity reports, Claims and other information) will, at the time provided to Owner: (a) be true and correct in all material respects; (b) not contain any untrue statement of material fact; and (c) not omit a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. If Contractor discovers that any document, report or information previously provided by Contractor to Owner failed to comply with the foregoing sentence at the time it was provided to Owner, Contractor will promptly (i) notify Owner of the specific document, report or information in question, (ii) the nature of the failure to comply with the foregoing sentence and (iii) if known, the information that would have made the prior document, report or information comply with the foregoing sentence.

4.3          Records.

4.3.1        Contractor will keep and maintain complete and accurate records of all activities of Contractor. Without limiting the generality of the foregoing, the records will include (a) records of all material communications sent or received by Contractor, (b) records of all agendas, minutes and notes of all Work-related meetings attended by Contractor, (c) records of all material verbal communications sent or received by Contractor, (e) all records required to be maintained by Contractor under the Contract Documents, and (f) all records required to be maintained by Contractor by applicable law. Upon prior written request, Contractor will, at Owner’s expense, make the records available to Owner (in their original electronic format, if requested), or its agents, at any reasonable time during normal business hours and place for inspection and copying. It is understood and agreed that Owner shall not be entitled to Contractor’s cost structure, profit margins or other confidential or proprietary information except as reasonably necessary for Owner to be able to effectively and efficiently audit Contractor's performance and/or charges hereunder. Contractor will maintain the records for two (2) years after Final Completion (or, in absence thereof, the termination or expiration of this Agreement), or for any longer period required by applicable law. All As-Built Documents (including the electronic versions thereof) prepared by Contractor will be Owner’s property, including copyrights. Owner will have an irrevocable license to reuse any other documents provided by Contractor to Owner in connection with the construction, operation, maintenance, repair modification, or completion of the Work. Owner acknowledges that the documents provided by Contractor are not intended or represented to be suitable for use or reuse by Owner on any other projects.

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4.3.2        Contractor will maintain a working reference copy of the Contract Documents and Contractor’s Submittals at the Site. The documents will be in good order and marked currently to indicate any and all Changes in the Work and any matters identified pursuant to Section 5.2.5 (referred to herein as the “As-Built Documents”). The As-Built Documents will be available to Owner at any time upon request and will be delivered to Owner in preliminary form upon Substantial Completion of the Work and in final form upon Final Completion of the Work. Unless otherwise specified, As-Built Documents are to be provided in both paper and .pdf formats. If Contractor creates any As-Built Documents in .dwg format (or a compatible format), Contractor is to provide the As-Built Documents in .dwg format.

4.4          Confidentiality

4.4.1        In addition to the provisions of any other confidentially agreement between Owner and Contractor, Contractor will maintain the confidentiality of information provided by Owner, except for ordinary and necessary disclosures in the course of completing its duties and obligations under this Agreement that are consistent with Owner’s confidentiality requirements. The obligations of this Section will not apply to information that (a) now or hereafter enters the public domain through no fault of Contractor, its Subcontractors or the agents and employees of either; (b) Contractor can show was already known by Contractor at the time of disclosure, except for information previously obtained, directly or indirectly, from Owner; (c) otherwise lawfully becomes available to Contractor from a third party under no obligation of confidentiality; or (d) Contractor is required by applicable law to disclose but only to the extent required by applicable law and only after taking reasonable steps to prevent, limit or protect the disclosure.

4.4.2        Contractor will inform Contractor’s employees, and require all Subcontractors of all tiers to inform their employees, of Owner’s standard confidentiality and nondisclosure requirements. Contractor will strictly enforce compliance with the requirements.

4.4.3        Contractor will not divulge any information regarding the nature or progress of the Work to anyone not specifically identified by Owner as being eligible for the information. Contractor will not make any statements to the news media about the Work without Owner’s prior consent.

4.5          Compliance with Applicable Laws

4.5.1        Contractor represents and warrants to Owner that Contractor is familiar with the legal and industry standards applicable to the Work. Contractor will perform all of its duties, obligations and services hereunder in compliance with (a) the Contract Documents, (b) applicable law, (c) Good Industry Practice, (d) applicable manufacturers’ recommendations and specifications for any materials or Equipment incorporated, and (e) any government orders. In the event of an inconsistency, conflict or ambiguity between or among any of the foregoing requirements, the requirements of applicable law will govern.

4.5.2        Contractor will pay all taxes imposed on Contractor for the Work provided by Contractor that are legally enacted as of the Effective Date. Taxes means any tax, charge, levy, impost or duty of any kind whatsoever, or any amount payable on account of or as security for any of the foregoing, imposed by any Governmental Authority together with any penalties, additions, liens, surcharges and interest relating thereto. However, to the extent there is a change in tariffs or duties after the Effective Date (a “Tariff Change”) that increases the cost of any Equipment or materials included as a part of the Work, then Contractor shall be entitled to an Equitable Adjustment only with respect to the increase of the tariff or duty imposed on the applicable Equipment or material being imported into the United States by Contractor.

4.5.3        If Owner intends to claim the benefit of any sales, use or other tax exemption, Owner will notify Contractor and provide Contractor with information reasonably necessary for Contractor to secure the benefit of the exemption for Owner. Contractor will fully cooperate with Owner and use its best efforts to claiming all applicable tax exemptions. However, if Contractor determines in good faith that an exemption claimed by Owner may not be supported by applicable law, Contractor will have the right to either seek a ruling on the exemption from the applicable governmental entity. Owner agrees to bear the cost of defending any administrative proceeding or other cause of action for tax payments, penalties, fines and interest in which it is contended that any tax exemption claimed by Contractor pursuant to Owner’s instructions was improper.

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4.5.4        Contractor represents and warrants that (i) it is not now, is not about to be and has not been excluded, debarred, suspended or been otherwise determined to be, or identified as, ineligible to participate in any governmental program administered by any state or federal agency (collectively, the “Governmental Programs”), (ii) it has not received any information or notice, or become aware that it is the subject of any investigation or review regarding its participation in any Government Programs, and (iii) it has not been convicted of any crime relating to any Governmental Program. Contractor agrees to notify Owner, within three (3) Business Days of Contractor becoming aware of any of the foregoing information during the term of this Agreement.

4.5.5        Contractor represents that neither it, nor any of its subcontractors or suppliers, will use slave, prisoner or any other form of forced or involuntary labor in the supply of goods or provision of services on the Work.

4.6          Outside Compensation Prohibited

Except with Owner’s knowledge and consent, Contractor will not engage in any activity or accept any employment, interest or contribution that would reasonably compromise Contractor’s professional judgment with respect to the Work or the relationship of trust between Owner and Contractor established herein; provided, however, nothing in this Section will be deemed to limit Contractor’s ability to provide services for a competitor of Owner. At any time during Contractor’s Work, Contractor will notify Owner prior to performing any work for a competitor of Owner, which would include, at a minimum, any other mining operation within the State of Idaho.

4.7          Payment and Performance Bonds

Contractor shall furnish a performance bond for the Work to cover [***] percent (%) of the Contract Price. The bond will be provided to Owner within thirty (30) Days after the Effective Date. Each bond furnished by Contractor will incorporate the terms of this Agreement by reference as fully as though it were set forth verbatim in the bonds. The bonds will be issued through companies (a) authorized to do business in the state where the Site is located, (b) having a rating of A- or better by A.M. Best Co., and (c) are otherwise acceptable to Owner. [***]. Owner shall, within seven (7) Days from the earlier to occur of: (i) the Work as requested by Owner terminating prior to completion of the Work described in the Scope; or (ii) the later of the expiration of the Warranty Period and the final resolution of any bona fide claims by Contractor, at which time the Owner will and waive any requirements necessary for the release, return of the performance bond to the Contractor. For the avoidance of doubt, any bond provided pursuant to this Section 4.7 is not included in the Contract Price, and the costs associated with said bond shall be subject to an Equitable Adjustment of the Contract Price.

4.8          Employment Matters

Contractor will not prohibit, limit or condition any employee, independent contractor, any subcontractor of any tier, any employee of any subcontractor or any other person from separately contracting with, or being employed by, Owner for any matter or purpose.

4.9          Contractor’s General Representations and Warranties

Contractor makes the following express representations and warranties to Owner, which will be continuing during the term of this Agreement: (1) Contractor is an entity duly organized, validly existing and in good standing under the laws of its jurisdiction of origin and has the requisite legal power and authority to execute, deliver and perform this Agreement; (2) Contractor is authorized to do business in the State of Idaho, (3) the execution, delivery and performance of this Agreement has been duly authorized by all requisite action of Contractor, and there is no provision in its charter documents requiring further consent for the action by any other person or entity; (4) this Agreement constitutes the legal, valid and binding obligation of Contractor, enforceable against Contractor in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, reorganization, moratorium or similar laws affecting or limiting creditors’ rights generally or by equitable principles relating to enforceability; (5) Contractor has thoroughly and carefully examined and fully understands the terms of this Agreement and is fully able to perform all of Contractor’s duties and obligations hereunder; (6) Contractor is financially solvent, able to pay its debts as they mature and has sufficient working capital to complete its services under this Agreement; and (7) is duly registered as a contractor in Idaho. Contractor will immediately notify Owner of any change in circumstances that makes any of foregoing representations materially inaccurate.

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4.10        Warranty

Contractor warrants to Owner that all Work will (a) be of requisite professional quality unless the Contract Documents require or permit otherwise, (b) conform in all material respects with the Contract Documents, (c) be free from any defect (except defects inherent in the quality of the Work), (d) be free from any charge, encumbrance, lien or other security interest; (e) comply with the then current applicable laws, Good Industry Practice, and any written specifications and manufacturers’ recommendations provided by the Owner in the Contract Documents. Any Work that does not conform to these requirements will be considered defective.

Unless otherwise agreed in writing by the parties, Contractor’s liability for non-conforming Work shall be limited to repair or replacement, at Contractor’s sole option and expense, of any non-conforming Work that is brought to Contractor’s attention during the Correction Period.

If there is a technical dispute as to whether the non-conformance or defect is due to Contractor’s fault, the Parties may mutually agree to obtain an independent third-party inspection. For the purpose of this Section 4.10, the independent third-party inspector shall be mutually agreed between the Parties, each acting reasonably. The cost of the inspection shall be borne by the party deemed to be responsible for the non-conformance or defect pursuant to the third-party inspection. Either Party may dispute the findings of the third-party inspection and proceed with dispute resolution pursuant to Article 14. If Owner does not initiate dispute resolution in accordance with Article 14 within the times permitted by this Agreement and the applicable statute of limitations, Contractor shall have no warranty obligation for non-conformities or defects that are not determined by the third-party inspector to be the fault of Contractor.

If required by Owner, Contractor will furnish satisfactory evidence as to the kind and quality of all materials and Equipment incorporated into the Work. Upon the expiration of the Correction Period (or upon any earlier termination of this Agreement), Contractor will assign to Owner all third-party warranties related to the Work (i.e., Subcontractors, vendors, manufacturers) to the extent assignable. Contractor, at Owner’s cost, will assist Owner in enforcing any warranties that are not assignable.

Contractor will have no warranty obligations with respect to Work, materials, goods, or Equipment, that is damaged due to the misuse, abuse, vandalism, alteration, or negligence of any party other than a Contractor Party, including but not limited to lack of (or improper) maintenance as outlined by manufacturer’s instructions and industry practices, failure to properly store the Work or protect it from the elements, or failure to adhere to the maintenance procedures and schedules laid out in Contractor’s Operation & Maintenance Manual.

Contractor is not responsible for any damage or malfunction due to normal wear and tear including weathering and deterioration of exterior finishes, sealants or for problems caused by site settlement.

The remedies set forth in this Section 4.10 and Article 8 are Owner’s sole and exclusive remedies with respect to corrective work. Except as otherwise expressly provided herein, Contractor makes no warranty or guarantee of any kind, express, or implied, including no implied warranty of merchantability or fitness for a particular purpose regarding any work, services, goods, or Equipment provided by Contractor pursuant to this Agreement.

4.11        Hazardous Materials

4.11.1      Contractor is responsible for compliance with any requirements set forth in the Contract Documents, applicable law, the Safety Plan and Good Industry Practice regarding Hazardous Materials. If Contractor encounters Hazardous Materials not addressed in the Contract Documents and if reasonable precautions will be inadequate to prevent foreseeable bodily injury or death to persons resulting from the Hazardous Materials, Contractor will, upon recognizing the condition, immediately stop Work in the affected area and report the condition to Owner. Work in the affected area will resume as soon as practical after Owner’s notice that the material is not a Hazardous Material or the Hazardous Materials have been rendered harmless. To the extent the activities in this Section cause material delays to the activities on Contractor’s critical path or cause Contractor to incur shut-down, delay and start-up costs that cannot be reasonably be mitigated, Contractor will be entitled to an Equitable Adjustment in the Contract Price and/or Construction Schedule as allowed and provided Section 5.9.

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4.11.2      To the fullest extent permitted by applicable law, Owner will hold Contractor Parties harmless from damages, losses and expenses, including remediation, arising out of or resulting from performance of the Work in conditions subject to Hazardous Materials if the claim, damage, loss or expense is attributable to bodily injury, sickness, disease, death or destruction of tangible property (other than the Work itself); provided, however, Owner will not be required to hold any Contractor Party harmless for the party’s own fault or negligence. Owner and Contractor will meet and confer on any active orders from a Government Authority relating to Hazardous Materials that may impact the Work.

4.11.3      Owner will not be responsible under this Section 4.11 for Hazardous Materials brought to the Site by Contractor, a Subcontractor, anyone directly or indirectly employed by them or anyone for whose acts they may be liable (individually a “Contractor Party” and collectively, the “Contractor Parties”) unless the materials are specifically required by the Contract Documents and Contractor so notified Owner in advance. Owner will be responsible for Hazardous Materials specifically required by the Contract Documents, except to the extent of Contractor’s failure to properly notify Owner or the fault or negligence of any Contractor Party in the use and handling of the Hazardous Materials. Contractor will hold Owner harmless for any cost and expense Owner incurs (1) for remediation of any Hazardous Material, which is not specifically required by the Contract Documents, or which is brought to the Site and negligently handled by a Contractor Party; or (2) where Contractor fails to perform its obligations under this Section 4.11 except to the extent that the cost and expense are due to Owner’s fault or negligence.

4.11.4      If, without negligence on the part of Contractor, Contractor is held liable by a Governmental Authority for the cost of remediation of a Hazardous Material solely by reason of performing Work as required by the Contract Documents, Owner will indemnify Contractor for all cost and expense thereby incurred.

4.11.5      Contactor expressly acknowledges that the Stibnite Mining District has been legally recognized as a Comprehensive Environmental Response, Compensation, and Liability Act (CERCLA) facility and that orders from a Government Authority may be applicable to some Site activities. While soils, groundwater, and surface waters have been contaminated by multiple operators over the historical use of the mining district, none of the existing contamination is the legal responsibility of the Owner, which has been diligent in protecting itself from liability under the CERCLA by adhering to the letter and spirit of the bona fide prospective purchaser (BFFP) defense. CERCLA provides a BFPP defense in order to promote redevelopment of previously contaminated land. To maintain the BFPP defense to CERCLA liability, however, the Owner and its agents, including the Contractor, must strictly comply with the letter and spirit of the law. Contractor represents and warrants that it will perform all of its duties, obligations, and services hereunder in a manner consistent with, and in compliance with, Owner’s status as a BFPP under CERCLA, which shall include, among other things, its responsibility to: (a) comply with all applicable land use restrictions, (b) take reasonable steps to manage any releases of hazardous substance, (c) cooperate fully with any EPA or United States Forest Service officials, (d) comply with any information requests and administrative subpoenas, (e) provide any legally required notices, (f) immediately take action to minimize and mitigate any release of hazardous substances, and (g) immediately report any releases of hazardous substances to the on scene coordinators designated under the Administrative Settlement Agreement and Order on Consent. Further, without limitation, Contractor will not cause or contribute to any release of hazardous substances, impede institutional controls, or impede the performance of any response action or natural resource restoration. Contractor agrees to participate in, and will require its subcontractors to participate in, any training reasonably deemed appropriate by Owner relating to compliance with CERCLA provisions and Owner’s status as a BFPP thereunder.

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4.12        Intellectual Property

4.12.1      All deliverables, documents, data, reports, drawings, specifications, inventions, processes, works of authorship, and other materials, whether in written, electronic, or other form, that are developed, created, or prepared by Contractor or its subcontractors specifically for Owner in connection with this Agreement (collectively, “Work Product”) shall be the sole and exclusive property of Owner. Contractor hereby irrevocably assigns, and shall cause its Subcontractors to assign, to Owner all right, title, and interest in and to any and all such Work Product, including all intellectual property rights therein.

4.12.2      Notwithstanding the foregoing, Contractor and its Subcontractors shall retain all right, title, and interest in and to any intellectual property, materials, tools, methodologies, software, data, know-how, or other information owned or developed by Contractor or its Subcontractors independently of this Agreement (“Background IP”). To the extent any Background IP is incorporated into the Work Product, Contractor grants to Owner a non-exclusive, royalty-free, perpetual, irrevocable, worldwide license to use, reproduce, modify, and distribute such Background IP as necessary for Owner’s use of the Work Product.

4.13        Owner Policies

4.13.1      Contractor represents and warrants that it will perform all of its duties, obligations, and services hereunder in a manner consistent with, and in compliance with Owner’s Environmental, Social, and Governance Provisions, which are provided and attached as Exhibit F.

4.13.2      It is the policy of the Owner that the following individuals and entities have the maximum practicable opportunity to participate in performing work on the Project, including via direct employment and/or contracts and subcontracts for subsystems, assemblies, components, and related services for major systems: (i) residents of the State of Idaho; and (ii) businesses owned by residents of, or which are incorporated in, the State of Idaho, including but not limited to qualified contractors and suppliers who employ a significant number of Idaho residents (collectively, “Local Hiring Goals”). Contractor agrees to use reasonable efforts to use local labor where possible for work on the Project; however, Contractor will not be responsible for any set minimum percentage of mandated local labor.

4.14        EXIM Requirements

Contractor acknowledges that Owner is pursuing financing for the Project from the Export-Import Bank of the United States (“EXIM”), and that EXIM may impose additional conditions or requirements associated with such financing, which is expected to close in 2026. Contractor hereby agrees to (i) provide such reasonable assurances and other cooperation to EXIM or any other lenders, buyers or other counterparties as may reasonably be requested by the Owner; and (ii) comply with reasonable additional conditions or requirements imposed by EXIM, subject to Contractor’s right to seek an adjustment of the Contract Price or Camp Construction Schedule for any additional costs or delays resulting from compliance with such EXIM conditions or requirements.

Article 5.         ENGINEERING, PROCUREMENT, AND CONSTRUCTION SERVICES

5.1          Engineering and Procurement Services

Contractor represents and warrants to Owner as follows:

5.1.1        Contractor shall provide all engineering and design services (by licensed professionals) necessary to construct the Facilities so that they are capable of operation and occupancy at the design levels specified in this Agreement, the Performance Specifications, and the Contract Documents, and are in compliance with all applicable building codes and requirements;

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5.1.2        Promptly following the Effective Date, Contractor will commence procurement and fabrication, if necessary, of the Equipment. Contractor will provide periodic reports on the status of the procurement and fabrication as reasonably requested by Owner;

5.1.3        Contractor will deliver (or caused to be delivered) the O&M Manual and preliminary training materials to the Site in accordance with the Camp Construction Schedule;

5.1.4        Contractor will install each part of the Equipment in accordance with the Contract Documents, Camp Construction Schedule, and Good Industry Practice. Upon completion of installation, Contractor will advise Owner that each element of the Equipment has been properly installed and connected and is ready for testing, as described below;

5.1.5        Upon completion of installation, Contractor will perform procedures required for occupancy of the Equipment agreed upon in writing by the Parties, including but not limited to the requirements of the testing and commissioning plan as set forth in Exhibit X. The Parties will prepare and mutually agree on the testing and commissioning plan to be included in Exhibit X within thirty (30) Days of the Effective Date. Owner will supply all utilities used in the testing and operation of the Equipment. If any element of the Equipment fails to satisfy the requirements of this Agreement, then Contractor will promptly make necessary repairs and/or corrections; provided, however, Contractor is not obligated to correct or repair any nonperformance resulting from anything beyond Contractor’s control, such as any Force Majeure Event or as caused by any party other than a Contractor Party. Upon completion of Contractor’s occupancy procedures, Contractor will notify Owner that the Equipment has been properly certified for occupancy, and is ready for commercial operation; and

5.1.6            During the occupancy certification process, Contractor will train four of Owner’s employees simultaneously (or designated agents) to maintain the Equipment in accordance with customary practices and the O&M Manual. Owner will ensure that each trainee has carefully studied Contractor’s preliminary training materials and the O&M Manual before training.

5.2          Review of Contract Documents and Field Conditions

By executing this Agreement, Contractor represents and warrants to Owner as follows:

5.2.1        This Agreement constitutes the legal, valid and binding obligation of Contractor, enforceable against Contractor in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, reorganization, moratorium or similar laws affecting or limiting creditors’ rights generally or by equitable principles relating to enforceability;

5.2.2        Contractor will be afforded the opportunity to examine the Site as necessary (including access, terrain, contours, existing features, access to utilities, soils, drainage and other conditions or features that may be potentially relevant to the performance of the Work and construction of the Facilities, including weather, climate, and access constraints) and, subject to any conditions that are not readily apparent through inspection or otherwise latent after using Good Industry Practice, found the Site to be suitable for Contractor to perform the Work as set forth in the Contract Documents;

5.2.3        Contractor has carefully examined the market conditions related to the Work (including the availability and pricing of materials, labor, supplies and all other things necessary for the performance of the Work) and found them to be adequate for Contractor to perform the Work as set forth in the Contract Documents;

5.2.4        Contractor has carefully prepared the Drawings and Specifications for performance of the Work and construction of the Facilities. Contractor will be entitled to rely on the accuracy of any drawings and specifications included in the Owner-Provided Information to the extent a reasonably prudent contractor with comparable expertise would so rely, unless Contractor is aware (or should be aware in the exercise of ordinary care, skill and diligence) of the inaccuracies or incompleteness thereof. Contractor will promptly report to Owner any nonconformity within any drawings and specifications in the Owner-Provided Information that are discovered or made known to Contractor. In the event Owner is aware or made aware of any inaccuracies or incompleteness in the Drawings or Specifications, Owner will promptly inform Contractor thereof.

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5.2.5        Contractor will continuously examine and compare the Contract Documents, field conditions, Contractor’s Submittals and other documents and information related to each part of the Work for the purpose of discovering conflicts, ambiguities, errors or omissions before proceeding with that part of the Work. Contractor will promptly notify Owner of any conflicts, ambiguities, errors or omissions discovered and actively cooperate with Owner to resolve the conflicts, ambiguities, errors or omissions; and

5.2.6        Contractor has carefully examined the Construction Schedule and determined that it provides reasonable periods of time to achieve for the tasks identified therein, including the Substantial Completion Deadline, including the time specified in the Construction Schedule for the review of Contractor’s Submittals by Owner and Governmental Authorities.

5.3          Supervision

5.3.1        Contractor will ensure that there are sufficient suitably qualified and experienced personnel to supervise and perform all Work, whether the Work is being performed at the Site or off the Site. Owner may object to any representative or person employed by Contractor (including Contractor’s Representative) or any Subcontractor in the execution of the Work who, in the reasonable opinion of Owner, is incompetent or negligent, or engaged in misconduct, and Contractor will promptly remove the person from the Work and appoint a suitable replacement or ensure that the relevant Subcontractor does so.

5.3.2        Contractor will employ a competent project manager, superintendent, engineer and necessary assistants as may be reasonably required from time-to-time for the proper performance of the Work. Contractor will have a competent representative at the Site whenever Work is being performed. The project manager will represent Contractor. Communications from or to the project manager will be as binding from or to Contractor.

5.3.3        Contractor will supervise and direct the Work, using Contractor’s best skill and attention. Contractor will be solely responsible for, and have control over, construction means, methods, techniques, sequences and procedures and for coordinating all portions of the Work, unless the Contract Documents give other specific instructions concerning these matters. If the Contract Documents give specific instructions concerning construction means, methods, techniques, sequences or procedures, Contractor will evaluate the safety thereof and, except as stated below, will be fully and solely responsible for the safety of the means, methods, techniques, sequences or procedures. If Contractor reasonably determines that the means, methods, techniques, sequences or procedures may not be safe, Contractor will immediately notify Owner and will not proceed with that portion of the Work without further instructions from Owner.

5.3.4        Contractor will be responsible to Owner for acts and omissions of Contractor’s employees, Subcontractors and their agents and employees, and other persons or entities performing portions of the Work for, or on behalf of, Contractor or any of its Subcontractors.

5.3.5        Contractor will enforce strict discipline and good order among Contractor’s employees and other persons carrying out the Work. Contractor will not permit employment of unfit persons or persons not properly skilled in tasks assigned to them. Contractor will implement and strictly enforce conduct, employment and substance abuse policies that are reasonably acceptable to Owner.

5.4          Construction Procedures

5.4.1        Contractor will confine operations at the Site to areas permitted for the operations by applicable law and the Contract Documents. Contractor will not unreasonably encumber the Site with materials or Equipment. All materials, Equipment or other items stored by Contractor at the Site will be stored in a safe and secure manner. All materials and consumable items to be used for the Work will be separately inventoried and physically segregated from any materials or consumable items for any other work or project. Contractor will not remove (or allow the removal of) any materials or Equipment that have been paid for by Owner from the Site without Owner’s prior approval, which approval will not be unreasonably withheld.

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5.4.2        Contractor will keep the premises and surrounding area free from accumulation of waste materials or rubbish caused by its operations. At completion of the Work, Contractor will remove its tools, construction equipment, machinery and surplus materials from and about the Site. Contractor will move waste materials and rubbish to Owner’s designated area onsite for ultimate removal by Owner from the Site. Owner will bear the costs of removal of waste materials and rubbish. If Owner determines that Contractor has failed to clean up as provided in the Contract Documents, it will provide Contractor notice of this default. If Contractor fails to fulfill its clean-up obligations within ten (10) days, Owner may do so and will be entitled to reimbursement from Contractor as provided in Section 3.8.

5.4.3        Contractor will be responsible for inspection of portions of Work already performed by Contractor to determine that the portions are in proper condition to receive subsequent Work.

5.4.4        Contractor will comply with and give notices required by applicable law and Governmental Authorities, including orders of Governmental Authorities.

5.4.5        Contractor will attend weekly scheduling meetings with Owner at a time and place selected by Owner.

5.4.6        Contractor will perform no portion of the Work for which Contractor’s Submittals are required until Owner has approved the submittals.

5.4.7        Contractor will take reasonable precautions for safety of, and will provide reasonable protection to prevent damage, injury or loss to (a) employees on the Site and other persons who may be affected thereby; (b) the Work and materials to be incorporated therein, whether in storage on or off the Site, under care, custody or control of Contractor or Contractor’s Subcontractors or sub-subcontractors; and (c) other property at the Site or adjacent thereto.

5.4.8        Contractor will not damage or endanger a portion of the Work or fully or partially completed construction of Owner or separate contractors by cutting, patching or otherwise altering the construction, or by excavation. Contractor will not cut or otherwise alter the construction by Owner or a separate contractor except with consent of Owner and of the separate contractor; the consent will not be unreasonably withheld. Contractor will not unreasonably withhold from Owner or a separate contractor Contractor’s consent to cutting or otherwise altering the Work.

5.4.9        If a portion of the Work is covered prior to Owner’s examination contrary to Owner’s request, the requirements of the Contract Documents or the requirements of applicable law, Contractor will, without change in the Contract Price or Construction Schedule, uncover the work at Owner’s request for Owner’s examination and recover the Work after Owner’s examination. Owner may require Contractor to uncover any other part of the Work for examination. If the uncovered Work is not defective or nonconforming, the costs of uncovering and recovering will be at Owner’s expense. If the uncovered Work is defective or nonconforming, the cost of uncovering, correction and recovering will be at Contractor’s expense.

5.4.10      Unless otherwise set forth in the Contract Documents, Contractor will provide Owner access to the Work in preparation and progress wherever located, provided that Owner agrees that such access shall not unreasonably interfere with Contractor’s work.

5.4.11      Unless otherwise set forth in the Contract Documents, Contractor will, at its own expense, conduct any tests of the Work required by the Contract Documents. Any additional testing desired by Owner will be performed at Owner’s expense.

5.4.12      Failure to inspect, test or discover defective workmanship, materials, or Equipment will not prejudice Owner’s rights, including the right to correct the Work at Contractor’s expense or to reject the Work, and will not relieve Contractor of any responsibilities under the Contract Documents.

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5.4.13      Contractor will promptly correct Work rejected by Owner which fails to conform to the requirements of the Contract Documents subject to the exclusions set forth in Section 4.10, whether observed before or after Substantial Completion and whether or not fabricated, installed, or completed, but in no event, after the expiration of the Correction Period.

5.4.14      Subject to the exclusions set forth in Section 4.10, Contractor will, at its expense, remove from the Site portions of the Work which are not in accord with the requirements of the Contract Documents and are neither corrected by Contractor nor accepted by Owner.

5.5          Contractor’s Submittals

5.5.1        “Contractor’s Submittals” are shop drawings, product data, samples and similar materials specially prepared for the Work by Contractor or a Subcontractor, manufacturer, supplier or distributor to illustrate some portion of the Work. Contractor’s Submittals are not Contract Documents. Their purpose is to demonstrate the way by which Contractor proposes to conform to the information given and the design concept expressed in the Contract Documents for those portions of the Work for which the Contract Documents require submittals. Review by Owner is subject to Section 3.3.7. Informational submittals upon which Owner is not expected to take responsive action may be so identified in the Contract Documents. Submittals that are not required by the Contract Documents may be returned by Owner without action.

5.5.2        Contractor will review for compliance with the Contract Documents, approve and submit Contractor’s Submittals required by the Contract Documents in accordance with the submittal schedule approved by Owner or, in the absence of an approved submittal schedule, with reasonable promptness and in a sequence as to cause no delay in the Work or in the activities of Owner or of separate contractors.

5.5.3        By submitting Contractor’s Submittals, Contractor represents to Owner that Contractor has (1) reviewed and approved them, (2) determined and verified materials, field measurements and field construction criteria related thereto, or will do so and (3) checked and coordinated the information contained within the submittals with the requirements of the Work and of the Contract Documents. Contractor will provide notice of any deviations from the requirements of the Contract Documents in the form of a conspicuous notation of the deviation on the submittal and a corresponding Change Order proposal.

5.5.4        The Work will be in accordance with approved submittals except that Contractor will not be relieved of responsibility for deviations from requirements of the Contract Documents by Owner’s approval of Contractor’s Submittals unless Contractor has specifically informed Owner of the deviation at the time of submittal and (1) Owner expressly approved the specific deviation in the form of a Change Order or Construction Change Directive. Contractor will not be relieved of responsibility for errors or omissions in Contractor’s Submittals by Owner’s or Owner’s approval thereof.

5.5.5        Contractor will direct specific attention to revisions other than those requested by Owner submittals. Owner’s approval of a resubmission will not apply to the revisions unless the revisions are specifically approved.

5.6          Indemnification and Limitation Liability

5.6.1        To the fullest extent permitted by applicable law, Contractor will indemnify, defend and hold harmless Owner Parties from and against claims, damages, losses and expenses, including but not limited to attorneys’ fees, arising out of or resulting from performance of the Work, provided that the claim, damage, loss or expense is attributable to bodily injury, sickness, disease or death, or to injury to or destruction of tangible property (other than the Work itself), but only to the extent caused by the negligent acts or omissions of Contractor, a Subcontractor, anyone directly or indirectly employed by them or anyone for whose acts they may be liable. The obligation will not be construed to negate, abridge, or reduce other rights or obligations of indemnity which would otherwise exist as to a party or person. In claims against any person or entity indemnified under this Section by an employee of Contractor, a Subcontractor, anyone directly or indirectly employed by them or anyone for whose acts they may be liable, the indemnification obligation under this Section will not be limited by a limitation on amount or type of damages, compensation or benefits payable by or for Contractor or a subcontractor under workers’ compensation acts, disability benefit acts or other employee benefit acts.

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5.6.2        Owner will indemnify, defend and hold harmless Contractor from and against Claims, damages, losses and expenses, including but not limited to attorneys’ fees, provided that the claim, damage, loss or expense is attributable to bodily injury, sickness, disease or death, or to injury to or destruction of tangible property (other than the Work itself), but only to the extent caused by the negligent acts or omissions of Owner or anyone directly or indirectly employed by it for whose acts they may be liable, which persons exclude Contractor, Subcontractors, and anyone directly or indirectly employed by Contractor or Subcontractors. The obligation will not be construed to negate, abridge, or reduce other rights or obligations of indemnity which would otherwise exist as to a party or person. In claims against any person or entity indemnified under this Section by an employee of Owner, anyone directly or indirectly employed by them or anyone for whose acts they may be liable (excluding Contractor, Subcontractor, and anyone directly or indirectly employed by Contractor or Subcontractors), the indemnification obligation under this Section will not be limited by a limitation on amount or type of damages, compensation or benefits payable by or for Owner under workers’ compensation acts, disability benefit acts or other employee benefit acts.

5.6.3        Contractor’s total and aggregate legal liability to Owner for any and all Claims arising out of or in any way related to Contractor’s Work under this Agreement shall be limited to Claims brought within [***] of completion or termination of the Work, as follows: (a) with respect to defective Work, subject to the exclusions set forth in Section 4.10, the reperformance of the Work by Contractor to rectify any defect at the Contractor’s cost not to exceed [***]; (b) with respect to Claims that are covered by a policy of insurance required under the Agreement, other than Claims for defective Work, the proceeds paid by an insurer under the relevant insurance policy up to (and not exceeding) the insurance coverage amounts stipulated under Exhibit C for that policy; or (c) with respect to any other Claims, the greater of $[***] or the amount equal to [***]% of the total sum paid to and received by Contractor from Owner under this Agreement.

5.6.4        Neither Party shall be liable to the other Party under any cause of action for: (i) damages in connection with loss of revenue or of profits, business interruption, loss of use of property or Site, loss of business opportunity, increased operating costs or increased financing costs; (ii) any type or amount of indirect, special or consequential damages howsoever characterized or calculated; or (iii) punitive or exemplary damages.

5.7          Site Safety

5.7.1        In the event the Work under this Agreement requires Contractor to carry out construction work at the Site, Contractor will develop and implement a safety plan for its own construction activities on the Site and for emergency situations (“Safety Plan”). The Safety Plan will, at a minimum, comply with the best practices of OSHA and provide prudent safeguards for those who might not be familiar with best safety practices. The Safety Plan will be provided to Owner prior to commencement of Work at the Site. During performance of the Work, Contractor will publish work safety rules for the Site in compliance with the Safety Plan, which safety rules will apply to any and all visitors to the Site, including representatives of Owner. Each week (or other interval mutually agreeable to Owner and Contractor), Contractor will prepare and provide to Owner a report (“Safety Report”) listing (i) any breaches or violations of the Safety Plan, (ii) a description of any incidents resulting therefrom, (iii) incidents related to safety issues at the Site, (iv) the cause of any incident, (v) the nature of the incident, (vi) the severity of the incident, and (vii) the remedial actions planned to remedy the incident and prevent the incident from occurring in the future.

5.8          Camp Construction Schedule

5.8.1        Camp Construction Schedule. Contractor will commence and diligently continue its performance as set forth in the approved Camp Construction Schedule. The times set forth in the Camp Construction Schedule are of the essence and will not be exceeded by Contractor without Owner’s prior express consent or as permitted in Section 5.9. If and when Contractor has reason to believe that Contractor has or may fail to comply with the Camp Construction Schedule, Contractor will promptly notify Owner and make appropriate recommendations to Owner to keep the Work on schedule, bring the Work back on schedule and/or mitigate potential impacts of a delayed performance.

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5.8.2        Camp Construction Schedule Requirements. Contractor will use Primavera Project Planner to prepare and update the Camp Construction Schedule. Contractor will provide the Camp Construction Schedule and all updates thereto in the formats requested by Owner from time to time (e.g., paper, .pdf and native electronic format). The Camp Construction Schedule will be provided to a level of detail acceptable to Owner, and will:

(a)            Use time-scaled logic diagrams based on precedence concepts;

(b)           Be capable of providing various analysis of the Camp Construction Schedule, including, but not limited to, listing of activities by code, predecessor, successor, trade and float;

(c)            Indicate an adequate number of scheduling activities to properly describe the nature and sequence by which Contractor intends to carry out the Work;

(i)            For activities that have not yet started, indicate the planned start and planned completion dates;

(ii)            For activities that have been started but not yet completed, the update of the schedule will indicate the actual start date, percent complete, and forecast completion date;

(iii)           For activities that are completed, indicate the actual start dates and actual completion dates; and

(iv)           For activities (or group of related activates) which are behind schedule or have not started in accordance with the approved Camp Construction Schedule, provide a complete narrative as to the reasons for the delay, the status of the activity, the actions being taken to bring the activity back into schedule (if known to Contractor), and the forecast completion date (if known to Contractor).

(d)           Show (to the extent feasible) any Work activities, approvals and submittals by Owner or others that are predecessors to Contractor’s work activities, including projected dates for submission and return of Contractor’s Submittals. Notwithstanding the foregoing schedule, any activities, approvals and submittals by Owner or others will be diligently performed in accordance with their obligations under the Contract Documents.

(e)            Allow Owner to properly coordinate the work of its separate contractors, if any, and to properly plan on its use of portions of the Work prior to Substantial Completion;

(f)            The expected delivery dates for all long-lead items and major equipment;

(g)            Projected dates for shutdown or disruption of ongoing activities of Owner on the Site, as approved in advance by Owner;

(h)            Dates that areas requested by Owner will be available for beneficial occupancy; and

(i)            Actual dates that all activities began or ended, as they are realized.

5.8.3        Updates. The Camp Construction Schedule will be updated not less than monthly in accordance with the established cut-off dates for the progress payments. The updates will include with revised logic diagrams and will include all information necessary to indicate actual conditions and the actual sequence of the Work.

5.8.4        Weekly Activities Schedule. Contractor will also submit a weekly activities schedule indicating Contractor’s weekly plan for executing the Work. The schedule will be consistent with the Camp Construction Schedule and will indicate three (3) weeks, consisting of one (1) week “history” and three (3) weeks “future.”

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5.9          Delays and Extensions of Time

5.9.1        Contractor will use due foresight and diligence to avoid or overcome any matters within Contractor’s reasonable control, that might wholly or partially prevent or delay Contractor’s timely performance of the Work. Contractor will immediately notify Owner if any matter wholly or partially prevents or delays Contractor’s timely performance of the Work (regardless of who might bear fault for the matters). In that event, Contractor will continue to provide Owner regular reports with respect thereto and will forecast the duration of any prevented or delayed performance. Contractor will exercise all reasonable efforts to mitigate or limit the impacts of the matters on Contractor’s performance of the Work. Contractor will continue to timely perform any obligations not prevented by the Force Majeure. Contractor will resume performance of any prevented or delayed Work as soon as the matter preventing or delaying the performance no longer does so. Upon Owner’s request, Contractor’s will promptly provide Owner with an acceleration plan to make-up for any delays to Contractor’s performance (regardless of who might bear fault for the delays), and a proposed Change Order to implement the plan.

5.9.2        If the critical path of Contractor’s performance is wholly or partially prevented or delayed due to (a) any failure of Owner to fulfill its obligations to Contractor under the Contract Documents, (b) any interference with Contractor’s performance by the action or inaction of Owner, its employees, agents or separate contractors, or any third party not under the direction or control of Contractor, (c) the occurrence of a Force Majeure, (d) Owner’s failure to provide compaction testing and additional geotechnical testing of the site pad at the Project for Contractor acceptance prior to installation of the foundations; or (d) any other matter in which Contractor believes Owner bears responsibility under the Contract Documents (each an “Owner-Caused Delay”), Contractor may make a Claim for an Equitable Adjustment for any impacts on Contractor’s performance that Contractor could not reasonably have been expected to avoid, overcome or mitigate through the exercise of due foresight and reasonable due diligence; provided, however, as a condition precedent to making any Claim for an Equitable Adjustment, Contractor will specifically notify Owner of (a) the specific events or occurrences that Contractor claims to be an Owner-Caused Delay, (b) if known to Contractor, the party or parties that Contractor believes to be responsible for the events or occurrences, and (c) if known to Contractor, what actions Owner can take to avoid or overcome the Owner-Caused Delay and mitigate the impacts therefrom. Contractor will not be entitled to any Equitable Adjustment for any impacts on Contractor’s performance occurring prior to the delivery of the foregoing notice to Owner, to the extent that Owner can show actual prejudice from the lack of such notice. Owner will promptly respond to Contractor’s notice. Upon receipt of an Owner-Caused Delay notice hereunder from Contractor, Owner will promptly use commercially reasonable efforts to cure the Owner-Caused Delay, will keep Contractor reasonably informed of the efforts and coordinate the efforts with Contractor. Contractor acknowledges and agrees that its sole remedy against Owner for any prevention or delay of Contractor’s performance from an Owner-Caused Delay of any cause whatsoever is an Equitable Adjustment to the Agreement.

5.9.3         Liquidated Damages

(a)            Contractor understands that if Contractor does not achieve Substantial Completion of the applicable portion of the Work (the “LD Milestone”) on or before the LD Milestone Deadline shown below, Owner will suffer substantial damages, including but not limited to reduction of return on Owner’s equity investment in the project, and other operating and construction costs and charges.

(b)            Therefore, Contractor agrees that if the applicable LD Milestone is not achieved by the applicable LD Milestone Deadline, then Contractor shall pay liquidated damages to Owner in the amount of the applicable LD Amount/Day per day for each day (or portion thereof) by which the applicable LD Milestone is delayed beyond the applicable LD Milestone Deadline, up to a maximum of the applicable LD Milestone’s LD Cap.

LD Milestone Phase	LD Milestone Deadline	LD Milestone	LD Amount/Day	LD Cap
Phase 1 Turnover of KDR and first two dorms (200 beds)	9/24/26	MLS1080	$[***]	$[***]
		MLS1290	$[***]	$[***]
		MLS1070	$[***]	$[***]

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(c)            The LD Milestone Deadline is expressly conditioned upon [***] before September 8, 2025. If that date is not met, the LD Milestone Deadline will be automatically adjusted by the number of days that [***] after September 8, 2025 until [***].

(d)            The Parties agree that Owner’s actual damages, as applicable, in the event of such delays and failures would be extremely difficult or impracticable to determine and that, after negotiation, the Parties have agreed that the LD Amount/Day for each LD Milestone is a reasonable estimate of the damages that Owner would incur as a result of such delays or failures and are in the nature of liquidated damages, and not a penalty. The Parties recognize that each LD Milestone is independent of one another and each shall run simultaneously of one another.

5.10        Partial Occupancy or Use

Owner may occupy or use any completed or partially completed portion of the Facilities as requested by Owner, provided the occupancy or use does not materially interfere with Contractor’s performance of the Work and is authorized by the appropriate Governmental Authorities. The partial occupancy or use may commence whether or not the portion is mechanically complete. In that event, Owner will take title to the occupied portion of the Work and accepts risk of loss, and insurance. The Correction Period and warranties will commence upon Owner’s occupancy of each discrete portion of the Work. For other matters, Owner and Contractor will use their best efforts to equitably divide the remaining responsibilities based on the percentage of the Work that the Owner is occupying.. Owner and Contractor will cooperate with each other to allow Contractor to complete any remaining Work. Immediately prior to the partial occupancy or use, Owner, Contractor and Engineer will jointly inspect the area to be occupied or portion of the Facilities to be used in order to determine and record the condition of the Facilities. Unless otherwise agreed upon, partial occupancy or use of a portion or portions of the Facilities will not constitute acceptance of Work not complying with the requirements of the Contract Documents.

5.11        Substantial Completion

5.11.1      The Parties acknowledge that Contractor is expected to achieve Substantial Completion of portions of the Work in phases.

Phase	Number of Beds
Phase 1: Turnover of KDR and first two dorms	202 beds
Phase 2: Turnover of next three dorms	505 beds total
Phase 3: Turnover of remaining dorms	1,010 beds total

After Contractor has delivered to Owner a proposed Punchlist for the applicable LD Milestone, phase, or portion of the Work and verified that all applicable Work except the Punchlist Items have been properly completed in accordance with the Contract Documents, Contractor shall issue a Certificate of Substantial Completion to Owner in the form set forth in Exhibit D-1 for such portion of the Work.

5.11.2       Within five (5) days following the receipt of the Certificate of Substantial Completion, Owner will inspect the Work and will either (i) return the Certificate of Substantial Completion and Punchlist to Contractor countersigned as accepted, or (ii) if reasonable cause exists for doing so, notify Contractor that Substantial Completion has not been achieved or that the Punchlist is not acceptable, stating in detail the reasons therefore. Contractor will immediately commence to take corrective action on any matters not disputed and will issue to Owner another Certificate of Substantial Completion and Punchlist. If Contractor disputes any element of Owner’s determination, Owner will promptly use good faith efforts to resolve the dispute. The procedure will be repeated until Substantial Completion has been achieved; provided, however, that Owner will respond to any subsequent certificate within three (3) days following the receipt thereof.

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5.12        Punchlist

Contractor will complete or correct each Punchlist Item to the reasonable satisfaction of Owner on or before the completion date for the Punchlist Item. If Contractor fails to complete or correct any Punchlist Item by the completion date for the item, Owner may arrange for the Punchlist Item to be completed or corrected at Contractor’s expense as provided in Section 3.8. Contractor will perform Punchlist Items in a manner that does not interfere with the commercial operation of the Work.

5.13       Final Completion

5.13.1      In the event the Work pertains to construction at the Site and when all of the following conditions have been met for the entire Work, Contractor shall issue a Certificate of Final Completion to Owner in the form set forth in Exhibit D-2:

(a)            Contractor has verified that all Work, including all Punchlist Items, has been properly completed and accepted by Owner in accordance with the Contract Documents;

(b)            The O&M Manual and all other documents and deliverables identified in the Contract Documents have been properly completed and provided to Owner; and

(c)            Contractor has provided Owner with Contractor’s final accounting pursuant to Section 6.3.1.

5.13.2       Within ten (10) days following the receipt of the Certificate of Final Completion, Owner will inspect the Work, documents and deliverables and will either (i) return the certificate to Contractor countersigned as accepted by Owner, or (ii) if reasonable cause exists for doing so, notify Contractor that Final Completion has not been achieved, stating in detail the reasons therefore. If Contractor does not dispute Owner’s determination, Contractor will immediately commence to take corrective action as will achieve Final Completion and will issue to Owner another Certificate of Final Completion. The procedure will be repeated until Final Completion has been achieved; provided, however, that Owner will respond to any subsequent certificate within five (5) working days following the receipt thereof.

5.14        Title and Risk of Loss

5.14.1     Title to any Equipment, materials, and other items that become part of the Work shall pass to Owner upon the achievement of Substantial Completion of the applicable LD Milestone, phase, or other delineated portion of the Work.

5.14.2      Except as otherwise provided in this Contract (including partial occupancy or use by Owner subject to Section 5.10) the Contractor shall bear the risk of loss and responsibility for the cost of replacing or repairing any damage to the Work until the earlier of Substantial Completion of an applicable LD Milestone, phase, or other delineated portion of the Work or termination of this Contract, except to the extent such loss or damage is caused by the Owner or where Owner maintained builder’s risk “all-risk” property insurance to cover the loss subject to Section 9.3.1. After Substantial Completion (or earlier termination), risk of loss passes to the Owner, except for (i) Punchlist Items, for which risk of loss transfers upon completion of each item, and (ii) to the extent any loss or damage is covered by Contractor’s warranty obligations.

Article 6.         COMPENSATION AND PAYMENT

6.1          Contract Price.

As full compensation for Contractor’s performance of the Work, Owner will pay Contractor, in the manner and at the times hereinafter specified, the Contract Price subject to additions and deductions by Changes in the Work as provided in the Agreement.

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6.2          Progress Payments

6.2.1        Based on the specifications in the terms of Work performed under this Agreement and any special conditions applying to the Work, Contractor will submit a monthly itemized application for payment to Owner for each previous month’s Work satisfactorily performed and materials suitably stored at the Site for subsequent incorporation in the Work during the prior calendar month. The applications are to be in a form approved by Owner and are to: (a) separately show the price or cost of, and the percentage of completion of, each portion of the Work indicated on the applicable Schedule of Values as of the end of the period covered by the application; (b) not apply for payment of any line item of the Contract Price that exceeds the amount scheduled for the line item until final payment, except as otherwise approved by Owner; (c) be supported by documents substantiating Contractor’s right to payment as required under the Contract Documents or reasonably requested by Owner; and (d) be accompanied by lien releases in the form attached hereto as Exhibit D-3 by Contractor for all amounts requested by Contractor and by each Subcontractor and supplier for all amounts to be paid to the Subcontractor or supplier for Work included in the approval, unless the requirement is expressly waived by Owner for the application (and Owner has no obligation to pay Contractor without the lien releases). Contractor will not request payment on account of any Subcontractor or supplier that Contractor has not paid or does not intend to pay immediately upon receipt of Owner’s payment.

6.2.2        Contractor’s submission of an application for payment to Owner will be Contractor’s express representation and warranty to Owner that, except as conspicuously stated in the application for payment in sufficient detail to be a meaningful disclosure to Owner: (a) Contractor properly paid all laborers and Subcontractors for all Work applicable to all prior payments from Owner; (b) upon payment of the application by Owner, all Work covered by the application is free and clear of liens, claims, security interests or encumbrances in favor of Contractor, Subcontractors or other persons or entities making a claim by reason of having provided labor, materials and equipment relating to the Work (except with respect to retainage held by Owner); (c) title to all Work covered by the application will pass to Owner no later than the receipt of Owner’s payment; (d) there have been no changes to the Work except pursuant to executed Change Orders and Change Directives; and (e) to the best of Contractor’s knowledge, information and belief (after due inquiry): (i) the Work has progressed in accordance with the Camp Construction Schedule; (ii) Contractor is not in default of its obligations under this Agreement, and no event or circumstances has occurred that, but for a notice or the passage of time, would be a Contractor default; (iii) neither Contractor nor any Subcontractor is in material default of any Subcontract; and (iv) all of Contractor’s representations and warranties remain, to the best of Contractor’s knowledge, true and correct in all material respects;. Contractor agrees that Owner is entitled to rely on the truth and accuracy of Contractor’s representations and warranties herein in reviewing and paying Contractor’s applications for payment. Contractor will promptly notify Owner if Contractor discovers that any representation or warranty was not true and correct in all material respects at the time made.

6.2.3        Within ten (10) Business Days of its receipt of a proper and complete invoice, Owner will notify Contractor of any objections to the invoice and a reasonable explanation of the objections. If Owner does not object to Contractor’s invoice within ten (10) Business Days of receipt, that invoice will be subject to a rebuttable presumption that the invoice is acceptable to Owner. In that event, Contractor will resubmit a corrected invoice for approval as provided herein, except that Owner’s response time will be five (5) days. If Contractor disagrees with Owner’s objections, Contractor will so notify Owner with an explanation of Contractor’s disagreement, and the parties will endeavor resolve their differences in accordance with Article 14.

6.2.4        Owner may (i) withhold, or set off against, any payment due to Contractor under this Agreement, or (ii) backcharge Contractor, only to the extent reasonably necessary in Owner’s opinion to protect Owner from loss for which Contractor is responsible, including, but not limited to (a) defective Work not remedied; (b) third party claims filed or reasonable evidence indicating probable filing of claims (unless security acceptable to Owner is provided by Contractor) arising out of an obligation of Contractor under this Agreement; (c) failure of Contractor to properly and timely pay Subcontractors or others for Work performed under this Agreement; (d) reasonable evidence that the Work cannot be completed for the unpaid balance of the Contract Price; (e) property damage to Owner or another contractor by Contractor; (f) reasonable evidence that the Work will not be completed in accordance with the Camp Construction Schedule and that the unpaid balance would not be adequate to cover damages for the anticipated or actual delay; or (g) failure to carry out the Work in accordance with the Contract Documents. Owner will timely provide an explanation of any amounts withheld or disputed. When the reasons for withholding payment are removed, Owner will promptly pay the amounts withheld.

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6.2.5        Owner will pay all undisputed amounts to Contractor not later thirty (30) days after Owner’s receipt of a proper and complete invoice. Unpaid amounts (except amounts in dispute) will bear interest at the Delayed Payment Rate. Amounts unreasonably disputed will bear interest from the date originally due. Contractor warrants that title to all material and Equipment covered by an invoice will pass to Owner no later than the time of payment, which payment, for the purpose of passage of title, will not include amounts retained in accordance with this Agreement.

6.2.6        Commencing on the date of Owner’s first payment to Contractor under this Contract, Owner shall retain an amount equal to [***] percent (%) of each payment of the Contract Price (including any payment under a Limited Notice to Proceed) payable under this Contract to Contractor pursuant to Contractor’s application for payments until the Work is [***] percent (%) complete and then retain an amount equal to [***] percent (%) of each payment of the Contract Price through Substantial Completion (the “Retainage”). Owner may apply the Retainage as a withholding for the reasons specified in Section 6.2.4. Any interest on the Retainage shall accrue for the account of Owner and not Contractor.

6.2.7        Owner shall release [***] percent (%) of the Retainage to Contractor when [***]. Owner shall release the remaining [***] percent (%) of the Retainage to Contractor on Substantial Completion.

6.3          Final Reconciliation and Payment

6.3.1        Within thirty (30) days after Substantial Completion, Contractor will submit to Owner a final invoice and a reconciliation of any liquidated damages (If applicable in the event the Work pertains to construction at the Site), incentives, Claims and all other amounts claimed by Contractor. The reconciliation will include (a) all invoices and payments, (b) a final payment lien waiver on a form attached hereto as Exhibit D-4 (or other form acceptable to Owner), and (c) consent of the surety, if any, to final payment. If Contractor’s final invoice shows amounts owing to Owner, Contractor will tender payment of the amounts to Owner with Contractor’s final invoice. Contractor’s submission of its final invoice and reconciliation to Owner will constitute a waiver of claims by Contractor except any Claims expressly and conspicuously identified in Contractor’s final invoice as unsettled and reserved (other than indemnities and other obligations which by their nature are intended to survive final payment).

6.3.2         Owner will review Contractor’s final invoice and reconciliation within twenty (20) days of Owner’s receipt thereof. If Owner objects to any amount claimed by Contractor, Owner will notify Contractor and provide Contractor with a reasonable explanation of Owner’s objections within the 20-day period. Contractor will promptly (but in not less than ten (10) days) notify Owner whether or not it agrees with Owner’s objections. The notification will be accompanied with a reasonable explanation of its disagreement with Owner’s objections and the documents and information supporting Contractor’s disagreement with Owner’s objections. The Parties will endeavor resolve their differences in accordance with Article 14.

6.3.3        Owner will pay any amounts not in dispute within thirty (30) days after receipt of Contractor’s final invoice. Any amounts in dispute will be paid by the responsible party within thirty (30) days after final resolution of the dispute.

6.4           Payments Not Acceptance of Work

No payment by Owner will be deemed or construed as an approval or acceptance of any Work or as a waiver of any right or remedy of Owner.

6.5           Payment of Subcontractor

Contractor will promptly pay, in accordance with the terms and conditions set forth in the respective Subcontract, each Subcontractor the amount to which the Subcontractor is entitled. Contractor will, by an appropriate agreement with each Subcontractor, require all Subcontractors of all tiers to make timely payments to its laborers, suppliers and sub-subcontractors in a similar manner. Contractor’s invoices will not include requests for payment for portions of the Work for which Contractor does not intend to pay a Subcontractor, unless the Work has been performed by others whom Contractor intends to pay.

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6.6          Dismantling

The Parties acknowledge that the Work and the Contract Price includes a certain scope of work for dismantling five dormitories. This Work is independent of the Work required to be completed for the purposes of Section 5.13 and Final Completion may be deemed achieved prior to the completion of the dismantling scope of work. Prior to commencement of the dismantling scope of work, Owner must provide written notice to Contractor for a request of mobilization to dismantle the applicable dorms at least six (6) months prior to the third (3rd) anniversary of completion of the Phase 1 scope. Any dismantled dorms will remain onsite and placed in a storage location adjacent to or on the pad provided by the Owner. The pricing for the dismantling scope of work is subject to an annual increase by a percentage equal to [***] prior to the commencement of the dismantling scope of work. The Parties further acknowledge that Owner has the right to not invoke the option to have Contractor perform the dismantling scope of work. In the event that Owner does not exercise that option, the Contract Price shall be equitably adjusted to reduce the Contract Price in the amount of [***] dollars ($), which represents the cost of the dismantling scope of work.

Article 7.         CHANGEs in the work

7.1          In General

7.1.1        Owner may order changes in the Work that are reasonably related to the scope of Work by Change Order or Change Directive in accordance with the procedures set forth in this Article 7. Contractor agrees to treat any verbal request, authorization or direction for a change in the Work (or any communication of a similar import), and any written request, authorization or directive for a change in the Work that is not a Change Order or Change Directive (regardless of form), to be a directive to promptly prepare and deliver a Change Order proposal consistent with the request, authorization or direction to Owner’s authorized representatives for review. Contractor agrees that Owner will be under no obligation to pay Contractor for any changes in the Work performed without a Change Order or Change Directive, and Contractor will hold Owner harmless from any loss, damage, claim or expense related to any changes in the Work performed without a Change Order or Change Directive.

7.1.2        If Contractor has reason to believe that the Changes to the Work set forth in any proposed Change Order or Change Directive may (a) negatively affect any warranty or performance commitment in the Contract Documents, (b) violate any applicable law (including safety requirements), (c) violate any permit or order of an Governmental Authority, or (d) violate Good Industry Practice, Contractor will so notify Owner within seven (7) Business Days of Contractor’s receipt of the proposal or Change Directive, but in any event before signing the Change Order or proceeding with the applicable Work under the Change Directive. The notice will set forth the basis of Contractor’s belief. Owner will promptly respond to Contractor’s notice. Owner and Contractor will use their best efforts to resolve matters in dispute, if any, as soon as practical and, if appropriate, amend the Change Order or Change Directive. If Owner orders Contractor to proceed with the changes in a Change Directive despite Contractor’s notice without an agreed resolution, the Equitable Adjustments (if any) will be subject to dispute resolution pursuant to Article 14.

7.1.3        If Contractor encounters conditions at the Site that are (1) subsurface or otherwise concealed physical conditions that differ materially from those indicated in the Contract Documents or (2) unknown physical conditions of an unusual nature that differ materially from those ordinarily found to exist and generally recognized as inherent in construction activities of the character provided for in the Contract Documents, Contractor will promptly notify Owner (in no event later than seven (7) Business Days after first observance of the conditions) before disturbing the conditions. Contractor will promptly investigate the conditions and provide Owner with a Change Order proposal for the conditions. Owner will promptly investigate the conditions and respond to Contractor’s proposal. If Owner determines that the conditions at the Site are not materially different from those indicated in the Contract Documents or if Owner disagrees with Contractor’s proposal, Owner will promptly notify Contractor and specify Owner’s reasons. If the parties are unable to resolve the matter within a reasonable time, either party may proceed as provided in Article 14. Notwithstanding the foregoing, in the event that Contractor encounters any conditions at the Site that require rock breaking, or excavation and pre-drilling of rock, Contractor shall be entitled to an Equitable Adjustment.

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7.2           Change Orders

7.2.1        A “Change Order” is a written agreement between Owner and Contractor setting forth changes in the Work and their effect, if any. Contractor will proceed with the Changes in the Work promptly upon execution of a Change Order unless otherwise provided therein. A Change Order constitutes a full and complete agreement for all impacts on Contractor of any kind or nature from the Change Order. All Change Orders shall follow and comply with the change management procedure as set forth in Exhibit T.

7.2.2        Upon Owner’s request, Contractor will prepare a Change Order proposal for any Changes in the Work specified in the request. Contractor will submit its proposal to Owner as soon as practical, but in not more than fourteen (14) days after receipt of the request unless approved by Owner (which approval will not be unreasonably withheld). The Equitable Adjustment proposed in the Change Order proposal will be agreed on a lump-sum basis between the Parties or, alternatively, calculated in accordance with Exhibit B, attached hereto. Each proposal will be accompanied by an accurate and detailed calculation of the Equitable Adjustment for the changes requested. The Equitable Adjustment to the Construction Schedule will be in accordance with Section 5.9. Owner will promptly respond to Contractor’s proposal.

7.2.3        Any Change Order signed by Owner and Contractor will constitute full compensation to Contractor for all impacts on Contractor of any kind or nature from the Change Order.

7.3          Change Directives.

7.3.1        A “Change Directive” is a written order from Owner to Contractor directing changes in the Work with their affect, if any, on the Contract Price or Construction Schedule to be later determined as set forth in this Agreement. Upon receipt of a Change Directive, Contractor will promptly proceed with the Changes in the Work involved and advise Owner within forty-eight (48) hours of Contractor’s agreement or disagreement with the method, if any, provided in the Change Directive for determining the proposed adjustment in the Contract Price or Construction Schedule. A Change Directive signed by Contractor indicates Contractor’s agreement therewith, including adjustments in Contract Price and Construction Schedule, or the method for determining them. The agreement will be effective immediately and will be recorded as, and be effective as, a Change Order.

7.3.2        Unless otherwise agreed by Owner and Contractor, the adjustment to the Contract Price for Changes in the Work set forth in any Change Directive will be in accordance with Exhibit B, attached hereto..

7.3.3        The amount of credit to be allowed by Contractor to Owner for a deletion or change that results in a net decrease in the Contract Price will be the actual costs avoided or saved by the deletion or change. When both additions and credits covering related Work or substitutions are involved in a change, the allowance for overhead and profit will be figured on the basis of net increase, if any, with respect to that change.

7.3.4        Pending final determination of the total cost of a Change Directive, Contractor may request payment for Work completed under a Change Directive in the same manner as other Work.

Article 8.         CORRECTION pERIOD

8.1           [***] Correction Period

If applicable based on the specifications in the terms of Work performed under this Agreement and any special conditions applying to the Work, Contractor’s obligations under this Article 8 will extend for [***] after the date of Substantial Completion’ provided, however, the [***] period will be extended with respect to portions of Work first performed after Substantial Completion by the period of time between Substantial Completion and the actual completion of that portion of the Work. The [***] period for correction of Work will not be extended by corrective Work performed by Contractor pursuant to this Article 8.

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8.2          Correction of Defective Work

8.2.1        Owner will promptly notify Contractor if Owner discovers any defective Work. Upon receipt of the notice, Contractor will respond to Owner within forty-eight (48) hours, with either (i) a preliminary determination as to the warrantably of the Work; or (ii) a date and time that Contractor and/or a designated third party will inspect the purportedly defective work. For warrantable Work, Contractor will commence corrective efforts within five (5) Business Days and will diligently prosecute its corrective efforts until completed. If Contractor fails to fulfill the forgoing obligations (unless the failure is approved in advance by Owner), Owner may correct the Work as provided in Section 3.8.

8.2.2        If, during the [***] period, Owner fails to notify Contractor and give Contractor an opportunity to make the correction (except when Owner reasonably believes the repairs must be performed earlier to allow Owner’s use of the Work to continue unaffected by the defect, or to mitigate a material risk of personal injury or property damage), Owner waives the right to seek reimbursement of the correction costs incurred by Owner prior to Owner’s notice to Contractor, but does not waive any other rights and remedies, including the right to require further correction by Contractor. For the avoidance of doubt, Contractor shall have no obligation to correct any defective Work for which it does not receive notice of a defect from Owner during the Correction Period.

8.2.3        If applicable based on the specifications in the terms of Work performed under this Agreement and any special conditions applying to the Work, Contractor will remove from the Site portions of the Work that are not in accordance with the requirements of the Contract Documents and are neither corrected by Contractor nor accepted by Owner. Contractor will bear the cost of correcting destroyed or damaged construction, whether completed or partially completed, of Owner or separate contractors caused by Contractor’s correction or removal of Work that is not in accordance with the requirements of the Contract Documents.

8.3          Exclusive Remedy

The obligations of this Article 8 and Section 4.10 are Owner’s sole and exclusive remedies with respect to the correction of defective Work.

Article 9.         INSURANCE

9.1          Contractor’s Insurance

Contractor will purchase and maintain insurance in the types and minimum amounts as agreed to in Exhibit C.

9.2          Owner’s Liability Insurance

Owner will purchase and maintain (a) commercial general liability insurance with bodily injury and property damage combined single limits of at least [***] Dollars ($) per occurrence and [***] Dollars ($) annual aggregate, (b) excess liability insurance beyond the insurance provided in subpart (a) above with a single limit of at least [***] Dollars ($) in the aggregate, and (c) any further coverage that Owner may be required to have by applicable law.

9.3           Property Insurance

9.3.1        Coverage Required. Owner will purchase and maintain property insurance for the entire Work on a replacement cost basis with deductibles at Owner’s option. The policy will be on a builder’s risk “all-risk” or equivalent policy form insurance against the perils of fire (with extended coverage) and physical loss or damage including, without duplication of coverage, theft (subject to related party exclusions), vandalism, malicious mischief, collapse, windstorm, falsework, testing (30 days of coverage only), temporary buildings and debris removal including demolition occasioned by enforcement of any applicable legal requirements. The policy may be subject to customary or commercially reasonable exclusions and limitations. The policy will cover reasonable compensation for Contractor’s services and expenses required as a result of the insured loss. The property insurance will be maintained, unless otherwise agreed, from the Commencement Date until Final Payment. This insurance will include interests of Owner, Contractor, Contractor, Subcontractors and sub-subcontractors in the Work and shall be endorsed, where possible, to provide that Contractor Parties are named as additional insured.

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9.3.2        Waiver of Subrogation. Except for insurance coverage under professional indemnity, Owner and Contractor waive all rights against (a) each other and any of their subcontractors, sub-subcontractors, agents and employees, each of the other, and (b) Owner’s separate consultants and contractors and any of their subcontractors, sub-subcontractors, agents and employees, for damages caused by fire or other causes of loss to the extent covered by property insurance obtained pursuant to this Section 9.3 or other property insurance applicable to the Work, except any rights as they have to proceeds of the insurance. Owner or Contractor, as appropriate, will require their subcontractors, sub-subcontractors, agents and employees of any of them, by appropriate agreements, written where legally required for validity, similar waivers each in favor of other parties enumerated herein. The policies will provide waivers of subrogation by specific endorsement to Owner or by a blanket waiver in the policy. A waiver of subrogation will be effective as to a person or entity even though that person or entity would otherwise have a duty of indemnification, contractual or otherwise, did not pay the insurance premium directly or indirectly, and whether or not the person or entity had an insurable interest in the property damaged.

9.3.3        Contractor will have the care, custody and control of its Work from the time of its mobilization until Substantial Completion of the Work, except in the event of a loss where Owner maintained builder’s risk “all-risk” property insurance is expected to cover the loss subject to Section 9.3.1.

9.4          Payment of Deductibles

If any of the insurance described above will have any deductibles, the party obligated to procure the insurance will be solely responsible for payment of all deductible amounts associated with the insurance; provided, however, Contractor will be responsible for any deductibles related to theft, vandalism and malicious mischief.

9.5          Failure to Maintain Required Insurance

Failure by a party to obtain the insurance coverage or certificates of insurance required by this Article 9 will not in any way relieve or limit the party’s obligations and liabilities, nor will the failure of any insurance provider for any reason to pay claims accruing with respect to the party’s insurance, affect, negate or release the party from any of the provisions of this Agreement, including the party’s indemnity obligations. The insurance coverage to be provided by each party pursuant to this Article 9 are not intended to, and will not in any manner, limit or modify the party’s obligations under this Agreement, except to the extent any proceeds of the insurance are actually paid in satisfaction of the party’s obligations. If a party will fail to procure or maintain its insurances, then the other party will have the right (but not the obligation) to provide and maintain the insurance at the defaulting party’s expense and to deduct the cost thereof from any amount or amounts due to the other party or in the event there are no amounts due and payable, the defaulting party will reimburse the other party for the costs on demand.

Article 10.       ASSIGNMENT

10.1        Successors

This Agreement will inure to the benefit of and be binding upon the parties’ successors and permitted assigns, as provided for in this Article 10.

10.2        Assignment by Owner

Owner may assign this Agreement in whole or in part, conditionally or otherwise, without Contractor’s approval provided that the assignee is (a) an affiliate of Owner, the purchaser of the Project from Owner or a lender, and (b) the assignee agrees in writing to be bound by this Agreement. Owner will immediately notify Contractor of any assignment. Any other assignment will require Contractor’s prior written consent, which consent will not be unreasonably withheld; provided, however, no assignment will relieve Owner of any duty or obligation under this Agreement unless otherwise agreed in Contractor’s approval of the assignment.

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10.3        Assignment by Contractor

10.3.1      Except as set forth in Article 11, Contractor may not assign this Agreement or any rights or obligations hereunder without Owner’s express approval which should not be unreasonably withheld. With the exception of an assignment to the Contractor’s affiliate any assignment without Owner’s approval will be void. No assignment will relieve Contractor of any duty or obligation under this Agreement unless otherwise agreed in Owner’s approval of the assignment.

10.3.2      Contractor will not assign all or part of the monies due or to become due hereunder without Owner’s consent. Any assignment will expressly subordinate the rights of any assignee to (i) Owner’s rights under this Agreement, (ii) payment of all Subcontractors, suppliers and laborers for Work performed and all materials and Equipment furnished, consumed, used or rented in performance of the Work, and (iii) payments of any amounts due to any Governmental Authority, including sales/use taxes, employment taxes and worker’s compensation insurance premiums.

Article 11.       SubcontractorS

11.1        Subcontracts

Subject to Section 11.2, Contractor may enter into Subcontracts for the performance of the Work and will be solely responsible for the satisfactory performance of the Work and the acts, defaults and omissions of any Subcontractor notwithstanding any review, approval or other action taken by Owner with regard to the selection of a Subcontractor. Contractor will be responsible for the actions of the Subcontractors (and their laborers, sub-subcontractors and suppliers) in their performance of the Work as if the actions were those of Contractor. The issuance of any Subcontract will not relieve Contractor of any of its obligations under this Agreement. Nothing contained herein will (a) create any contractual relationship between any Subcontractor and Owner or (b) obligate Owner to pay or arrange for the payment of any Subcontractor, or make any Subcontractor or any other person or entity a third party beneficiary of this Agreement.

11.2        Subcontract Provisions

All Subcontracts will (a) be in writing, (b) be consistent with and in no way contrary to or inconsistent with any of the terms or provisions of the Contract Documents, (c) expressly provide that all warranties and guaranties will be assignable by Contractor to Owner without Subcontractor’s consent, and (d) not prohibit, limit, condition or impose requirements on Subcontractor, its sub-subcontractors, the employees of any of them, or any other person from contracting with, or being employed by, Owner or any contractor or consultant to Owner, for any project, matter or purpose, and (e) express consent to contingent assignment pursuant to Section 11.3. Contractor will promptly provide Owner with copies of all Subcontracts (including all exhibits, schedules, amendments and other elements thereof) upon request.

11.3        Contingent Assignment of Subcontracts

Contractor hereby assigns all Subcontracts to Owner; provided, however, the assignment will be effective only after termination of Contractor’s rights under this Agreement and only for those Subcontracts that Owner accepts by expressly notifying the Subcontractor and Contractor. The assignment is subject to the prior rights, if any, of the obligor under the performance security. When Owner accepts the assignment of a Subcontract, Owner assumes Contractor’s rights and obligations under the subcontract. Owner may further assign the Subcontract to lender, a successor contractor or other entity. If Owner assigns a Subcontract to a successor contractor, lender or other entity, Owner will nevertheless remain legally responsible for all of the successor contractor’s obligations under the Subcontract.

11.4        Approved Subcontractors

Without the need for Owner’s consent, Contractor is permitted to use any Subcontractors listed on Exhibit P. Contractor will not enter into a Subcontract with any person or entity for the performance of any Work at the Site in excess of $[***] in the aggregate from any vendor unless the vendor is first approved in writing by Owner, which approval will not be unreasonably withheld. Contractor’s request for approval will identify the Work to be performed or materials and Equipment to be provided by the vendor and the vendor’s qualifications. If Owner fails to respond to a request for approval within five (5) days, Contractor may Subcontract from the vendor as identified in Contractor’s request.

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Article 12.       SUSPENSION

12.1        Owner’s Right to Suspend

Owner may order Contractor to suspend the Work, or any part thereof, for any period time and in any manner as Owner may consider necessary or desirable. Contractor, during any suspension, will properly protect and secure the Work, or the part thereof, affected by the suspension. If the suspension is through no fault of Contractor (or any person performing Work for Contractor), Contractor will be entitled to payment as otherwise provided in this Agreement for Work properly performed up to the effective date of the suspension and the costs reasonably and necessarily incurred by Contractor (in accordance with Exhibit B) to properly protect the suspended Work and demobilize. Contractor will resume any suspended performance promptly after receipt of Owner’s notice to resume.

12.2        Contractor’s Right to Suspend

Contractor may suspend the Work, in whole or in part, upon ten (10) days’ prior notice to Owner if Owner fails to fulfill its obligation to make payments as provided in this Agreement or Owner otherwise materially breaches its obligations under the Contract Documents such that Contractor cannot reasonably continue its performance. Contractor’s notice will specify Owner’s default and what Owner must do within the 10-day period to cure the default. No suspension will occur if Owner cures the default in the 10-day period. In the event of any suspension, Contractor will be entitled to payment as otherwise provided in this Agreement for Work properly performed up to the effective date of the suspension and the costs reasonably and necessarily incurred by Contractor (in accordance with Exhibit B) to properly protect the suspended Work and demobilize. Contractor will resume any suspended performance promptly after Owner cures its default.

12.3        Resumption

Upon any resumption of Contractor’s performance of the Work, Contractor will carefully examine the Work affected by the suspension and repair any deterioration or damage that may have occurred during suspension. Contractor will also carefully examine the Construction Schedule. If the suspension was through no fault of Contractor (or any person performing Work for Contractor), Contractor will be entitled to (a) payment for costs reasonably and necessarily incurred by Contractor to repair any deterioration or damage that may have occurred during suspension, (b) payment for reasonable and necessary re-mobilization costs, and (c) an Equitable Adjustment to the Camp Construction Schedule to reflect any delays resulting from the suspension (including a period equal to the suspension period and a reasonable re-mobilization period).

Article 13.       TERMINATION

13.1        Termination by Owner for Cause

13.1.1      Owner may terminate Contractor’s rights under this Agreement after the occurrence of one or more of the following events of default if, following Contractor’s receipt of a notice from Owner to cure the event of default, said event of default continues to exist for fourteen (14) days; provided, however, that Owner may not terminate this Agreement for a default identified in subsections (g), (j) or (k) if, after notice of the default and prior to expiration of the fourteen (14) day period set forth above, Contractor has commenced diligent efforts to cure the breach and provides reasonable assurances to Owner that the breach will be cured within forty-five (45) days of Owner’s notice, and the breach is actually cured within the 45-day period (provided further, however, the 45-day cure period will not apply to (i) any violation of any covenant to provide information or documents to Owner, or (ii) the same or substantially similar default more than once):

(a)           Contractor fails or refuses to supply enough properly skilled workers or proper materials to complete the Work in accordance with Contractor’s schedule obligations;

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(b)           Contractor fails to provide information or documents required of Contractor pursuant to this Agreement;

(c)           Contractor provides documents or information to Owner regarding the Work or Contractor’s performance of the Work that are false or misleading in any material respect;

(d)           Contractor fails to pay Subcontractors in accordance with the respective agreements between Contractor and Subcontractors;

(e)           Contractor fails to pay to any Subcontractor any funds received by Contractor for Work performed by the Subcontractor within seven (7) days of Contractor’s receipt of the funds, unless the payments terms of the relevant Subcontract provide for later payment where it shall then be paid within 7 days of it being due under said Subcontract;

(f)            Contractor fails to achieve any Substantial Completion by the applicable Substantial Completion Deadline; provided, however, Owner may not terminate for cause pursuant to this subsection (f) earlier than thirty (30) days after the Substantial Completion Deadline if Contractor is diligently pursuing Substantial Completion and continuously provides Owner with reasonable assurances that Contractor will achieve Substantial Completion on or before expiration of the 30-day period;

(g)           Contractor disregards or fails to comply with applicable law or applicable authority in any material respect;

(h)           Contractor assigns its rights or obligations without Owner’s prior express consent;

(i)            Contractor fails to properly maintain any insurance required of Contractor;

(j)            the occurrence of an Insolvency Event involving Contractor; or

(k)           any other material breach of this Agreement by Contractor.

13.1.2      If Owner terminates Contractor’s rights under this Agreement pursuant to Section 13.1.1, Contractor will not be entitled to receive further payment under this Agreement (as appropriate) until the Work is finished. Owner will have the right, but not the obligation, to (a) exclude Contractor from the Site and take possession of all materials thereon owned by Contractor, (b) accept assignment of Subcontracts pursuant to Section 11.3, and/or (c) finish the Work by whatever reasonable method Owner may deem expedient. Upon Owner’s completion of the terminated Work, Owner will furnish Contractor with an accounting of the costs incurred by Owner in finishing the terminated Work and the damages incurred by Owner from Contractor’s defaults (subject to the limitations of this Agreement). If the accounting shows that the unpaid balance of this Agreement (as applicable) exceeds costs of finishing the Work and damages incurred by Owner, the excess will be paid to Contractor. If the costs and damages exceed the unpaid balance of this Agreement (as applicable), Contractor will pay the difference to Owner within seven (7) days after Owner’s demand therefore.

13.2        Termination by Contractor for Cause

13.2.1      Contractor may terminate this Agreement after the occurrence of one or more of the following events of default if, following Owner’s receipt of a notice from Contractor to cure the event of default, said event of default continues to exist for fifteen (15) days; provided, however, that Contractor may not terminate this Agreement if, after notice of the default and prior to expiration of the 15-day period set forth above, Owner has commenced diligent efforts to cure the breach and provided reasonable assurances to Contractor that the breach will be cured within thirty (30) days after the expiration of the initial period, and the breach is actually cured within the 30-day period:

(a)            Owner fails to make payments to Contractor in accordance with this Agreement;

Camp Supply And Installation Agreement	Page 33 of 45

(b)           Owner fails to properly maintain any insurance required of Owner herein;

(c)            the occurrence of an Insolvency Event involving Owner; or

(d)           any other material breach of the Contract Documents by Owner.

13.2.2      In the event of termination as provided in Section 13.2.1, Contractor will wind down operations as set forth in Section 13.3.1 and be entitled to payment as set forth in Section 13.3.2.

13.2.3      Contractor will provide a copy of any notice of default issued pursuant to this Section 13.2 to any lender previously identified by Owner, who each will have an independent right to cure any default of Owner within a reasonable period, which period will not be less than ten (10) working days in the event of a payment default, and not less than thirty (30) days in the event of any of the other defaults.

13.3        Termination by Owner for Convenience

13.3.1      If Owner determines it is in its best interest to terminate this Agreement for its convenience, then Owner may terminate this Agreement without cause by thirty (30) days prior written notice to Contractor. Upon receipt of the notice, Contractor will (a) cease operations as directed by Owner in the notice, (b) take actions necessary, or that Owner may direct, for the protection and preservation of the Work; and (c) except for Work directed to be performed prior to the effective date of termination stated in the notice, terminate all existing subcontracts and purchase orders and enter into no further subcontracts and purchase orders.

13.3.2      In case of the termination, Contractor will be entitled to receive payment (a) for Work properly executed and materials satisfactorily supplied, (b) costs incurred in terminating the Work, including reasonable cancellation charges owed to third parties and costs which are not cancellable or recoverable or for specially engineered or manufactured products, procured long lead items or Equipment (provided that such specially engineered or manufactured products and procured long lead items or Equipment are transferred to Owner), (c) costs for the preservation and protection of the Work pursuant to Section 13.3.1, and (d) demobilization costs. Unless otherwise agreed, all costs incurred pursuant to subparts (b) through (d) will be Costs of the Work in accordance with Exhibit B.

13.4        Termination by Contractor for Force Majeure

If Owner wholly suspends the Work for [***] months due to Force Majeure, then Contractor may terminate this Agreement by notice to Owner if Owner fails to order the resumption of the Work within thirty (30) days after Contractor’s notice of intent to terminate. The termination will be on the terms set forth in Section 13.3.

13.5        Exclusive Remedy

Owner’s payment to Contractor pursuant to either Section 13.4 or 13.3, will be Contractor’s exclusive remedy against Owner in the event of any termination.

13.6        Surviving Obligations

Termination or expiration of this Agreement (a) will not relieve Contractor of its obligations with respect to the confidentiality of Owner’s information as set forth in Section 4.4, (b) will not relieve either party of any obligations hereunder which expressly or by implication to survive termination hereof; and (c) except as otherwise provided in any provision of this Agreement expressly limiting the liability of either party, will not relieve either Owner or Contractor of any obligations or liabilities for loss or damage to the other party arising out of or caused by acts or omissions of the party prior to the effectiveness of the termination or arising out of the termination, and will not relieve Contractor of its obligations as to portions of the Work or other services already performed or of obligations assumed by Contractor prior to the date of termination. This Section 13.6 will survive the termination or expiration of this Agreement.

Camp Supply And Installation Agreement	Page 34 of 45

Article 14.       DISPUTE RESOLUTION

14.1        Claims

14.1.1      Claims must be initiated by written notice to the other party. Unless an earlier initiation is required under this Agreement, Claims must be initiated within a reasonable time after occurrence of the event giving rise to the Claim or within a reasonable time after the claimant first recognizes the condition giving rise to the Claim, whichever is later. Contractor acknowledges that Owner’s ability to investigate, remedy or mitigate Claims will be substantially prejudiced if Contractor does not initiate a Claim as soon as practical. Therefore, Contractor acknowledges that, as to claims by Contractor, “a reasonable time” means as soon as practical but in any event (a) before Contractor does anything to prejudice Owner’s ability to investigate, remedy or mitigate the Claim, or (b) no more than twenty-one (21) days after the Contactor first recognizes or should have recognized the occurrence or condition giving rise to the Claim, whichever is earlier.

14.1.2      The responsibility to substantiate Claims will rest with the party making the Claim. All Claims by either party will be supported by documentation (provided to the other party, as soon as practical, but in any event within thirty (30) days after the claiming party’s notice of the Claim) as is reasonably sufficient for the party receiving the claim to determine the accuracy and appropriateness thereof. With respect to Claims made by Contractor, the additional data will include, to the extent known or through the exercise of reasonable diligence should be known at the time, at a minimum (a) a narrative of the specific acts, events, facts and circumstances giving rise to the Claim, (b) an detailed accounting of the amount of additional compensation, if any, requested by Contractor under the Claim; (c) an detailed accounting of the amount of additional time, if any, requested by Contractor; (d) an analysis that confirms not only that Contractor incurred the costs upon which the request for additional compensation is based and the delays upon which request for the additional time is based, but that the costs or delay claimed were actually a result of the act, event, circumstances or condition giving rise to the Claim, (e) an analysis confirming that the Contract Documents entitles Contractor to the additional compensation or additional time requested, (f) an analysis confirming that the Claim is not covered by insurance required of Contractor (whether or not Contractor actually maintained the insurance), and (f) supporting documentation sufficiently detailed to permit an informed analysis of the request by Owner. Failure to provide the additional information and documentation, to the extent the information and documentation was reasonably available to the claiming party, within the time allowed or within the format required will, to the extent the interests of the party from which the Claim is sought are prejudiced, constitute a waiver of the claiming party’s Claim.

14.1.3      Unless otherwise agreed, Contractor will proceed diligently with performance of the Work pending final resolution of a Claim and Owner will continue to make payments to Contractor in accordance with this Agreement.

14.1.4      All Claims will be subject to resolution pursuant to Sections 14.2, 14.3 and 14.4 as a condition precedent to the continuation of, but not the institution of, any legal or equitable proceeding. If a Claim relates to or is the subject of a mechanic’s lien, Contractor may proceed in accordance with applicable law to comply with the lien notice or filing deadlines prior to resolution of the claim, and Owner may take any actions that Owner deems necessary to remove any lien, provided that Contractor will have no responsibility for these costs in the event the lien does not arise out of Contractor’s failure to pay subcontractors or third parties for services rendered.

14.1.5      Contractor will not be entitled to any Claim for errors, omissions, delays or failures on the part of Contractor or any Subcontractor in the performance of the Work or provisions of, or delay in provisions of materials or other items of the Work where the delay was within the reasonable control of Contractor or any Subcontractor, or any failure of Contractor or any Subcontractor to comply with the Agreement. To the extent any delays or failure of performance was concurrently caused by Owner and Contractor, Contractor will be entitled to an adjustment of the Construction Schedule for that portion of the delay or failure of performance that was concurrently caused by Owner.

14.1.6      Reserved.

Camp Supply And Installation Agreement	Page 35 of 45

14.2        Direct Discussions

In the event of a Claim, Owner and Contractor will promptly cause their respective representatives to meet and confer and exert their good faith efforts to reach a reasonable and equitable resolution as soon as practical. If the representatives are unable to resolve the issue within a reasonable time (as determined by either representative), either representative may refer the matter to the parties’ responsible officers for resolution. Following the referral, the parties’ responsible officers will have at least fourteen (14) days (seven (7) days if a payment dispute) to resolve the Claim. If the parties fail to settle the dispute within the period (including any failure of responsible officers to confer in the period), the provisions of Section 14.3 will apply unless the parties agree otherwise.

14.3        Mediation

Any Claim not resolved pursuant to Section 14.2 above will be subject to mediation upon demand of either party. The parties will endeavor to select the mediator by mutual agreement. In absence of mutual agreement within fifteen (15) days, Owner will notify Contractor of not less than three candidates, and Contractor will choose the mediator from the list of candidates within five (5) days thereafter by notice to Owner. All candidates will be independent construction professionals, attorneys or judges. The mediator will set the rules of the mediation. Any party to the mediation can invite additional parties to the mediation if the presence of any additional parties is required for a complete resolution of any Claim. The parties will share the mediator’s fee and any filing fees equally. Unless otherwise agreed, the mediation will be held within sixty (60) days of the demand for mediation and will be held in a mutually acceptable location in Boise, Idaho. Agreements reached in mediation will be enforceable as settlement agreements in any court having jurisdiction thereof. Owner and Contractor will respectively have the right, but not the obligation, to waive the requirements of this Section 14.3 for any Claim if such party believes mediation of the claim would be futile or contrary to the efficient resolution of the Claim.

14.4        Arbitration

If the parties do not resolve a Claim through mediation pursuant to Section 14.3, either party has the right, but not the obligation, to elect to resolve the dispute through arbitration pursuant conducted confidentially in accordance with the then prevailing AAA Construction Rules. Unless either party elects for arbitration to be conducted by a panel of three arbitrators, arbitration will be conducted by a sole arbitrator. The arbitrator must have at least fifteen (15) years continuous years of experience involving construction as a construction professional or construction attorney, or be a retired judge with prior experience on construction disputes. Upon a Notice of Demand for Arbitration, to the extent feasible, each party must join in the arbitration all disputes it may have against the other party involving common witnesses or evidence, arising out of or related to the same facts, circumstances or subject matter of the underlying dispute, or those disputes are deemed waived. Each party may join other persons or entities in any arbitration proceeding, provided these persons or entities consent or are otherwise legally obligated to join in the arbitration. All arbitration proceedings must be conducted in conformity with the then current Rules of Civil Procedure for the State of Idaho. The arbitrator(s) shall adjudicate all evidentiary challenges, including Daubert-Robinson challenges, and all motions provided for under the applicable Rules of Civil Procedure, including motions challenging the qualifications of experts and for summary judgment. The arbitrator(s) must maintain a record of all arbitration proceedings, including hearings on evidentiary matters. Arbitration will take place in the State of Idaho.

14.5        Litigation

Any Claim not otherwise resolved through this Article 14 will be resolved by a court of competent jurisdiction in Idaho and each party hereby irrevocably and unconditionally submits to the foregoing as the exclusive jurisdiction and venue. FOR ALL DISPUTES RESOLVED BY LITIGATION, EACH OF THE PARTIES TO THIS AGREEMENT HEREBY KNOWINGLY, VOLUNTARILY, AND IRREVOCABLY WAIVE ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THE AGREEMENT.

Camp Supply And Installation Agreement	Page 36 of 45

14.6        Attorneys’ Fees and Costs

In the event of any litigation or arbitration between the parties arising from or related to this Agreement (whether sounding in tort, contract or otherwise), the prevailing party will be entitled to receive from the other party reasonable attorneys’ fees, including court costs, expert witness fees and related costs, of the action and any appeal therefrom. To promote fairness and prevent the excessive awards, the prevailing party in any monetary damages Claim will not be awarded attorneys’ fees in an amount greater than the ratio that the final monetary award for the Claim bears to the highest monetary amount demanded by the prevailing party for that Claim. By way of example, if one party sues the other party demanding $100,000, but recovers $10,000, the party may not be awarded more than 10% of its reasonable attorneys’ fees.

14.7        Mechanic’s Liens

14.7.1       If Contractor or any Subcontractor of any tier (or any supplier or employee of any of them) files any kind of a claim of lien against Owner or Owner’s property, then Contractor will promptly provide Owner with (a) a detailed accounting of all amounts claimed under the claim of lien, including a description of the Work covered and the dates that the covered Work was provided, (b) a complete copy of the subcontract for the Work with the lien claimant, and (c) any other documents or information in Contractor’s possession that would assist Owner in evaluating the claim of lien. Contractor will provide the foregoing documents and information, to the extent in Contractor’s possession, to Owner within five (5) days after Contractor receives the claim of lien, and Contractor will make supplemental disclosures to Owner as Contractor discovers further information. Contractor covenants that Contractor will promptly and fully cooperate with Owners’ investigation of the claim of lien. Contractor covenants that any claim of lien filed by Contractor, and any documents and information provided by Contractor under this Section, will be true and correct in all material respects as of the date provided, and for as long as the claim of lien is pending, Contractor will promptly notify Owner and provide a corrective statement if Contractor learns any prior documents were not true and correct in all material respects when provided, or subsequently become no longer true and correct in all material respects. Nothing in this paragraph shall operate to waive contractor’s statutory lien rights in the event that Owner fails to pay Contractor.

14.7.2      If any Subcontractor of any tier (or any supplier or employee thereof) files a claim of lien related to any Work for which Owner has paid Contractor or for any changes to the Work that Owner did not authorize in writing pursuant to this Agreement, then Contractor will promptly cause the lien to be removed of record and hold Owner harmless from any claim, damage, loss or expense is attributable thereto.

14.7.3      If Owner contests any claim of lien and the claimant on the lien either (a) recovers less than the full amount of the claim of lien or (b) recovers the full amount of the lien because of any failure of Contractor or any Subcontractor to fulfill its payment obligations to the claimant for services rendered in connection with this Agreement, other than Owner’s wrongful failure to pay Contractor, then Contractor will promptly reimburse Owner for all expenses related to the investigation or disputing of the claim of lien, including attorneys’ fees.

Article 15.       NOTICES

All notices, consents, approvals, orders, acceptances, confirmations and other communications required or permitted by this Agreement must be in writing and delivered by hand (including by messenger or courier), by nationally recognized delivery service, by special courier, by electronic mail to the authorized representative for the receiving party at the addresses set forth in Exhibit A, or as the receiving party may subsequently designate by notice to the other party pursuant to this Section. Any communication delivered by any means other than electronic mail must be concurrently sent by electronic mail. All communications will be deemed to have been received when delivered or delivery is refused by the receiving party. If either party delivers a Claim or a notice of delay, suspension or termination to the other party, the sending party will concurrently copy the additional notice representatives of the receiving party identified on Exhibit A.

Camp Supply And Installation Agreement	Page 37 of 45

Article 16.       MISCELLANEOUS

16.1        Governing law

This Agreement will in all respects be governed by and construed under the laws of the State of Idaho without regard to its respective principles of conflict of laws.

16.2        Interpretation.

16.2.1      Unless otherwise indicated, all references to a day herein means calendar day, not working day. If the time in which any act required under this Agreement is to be performed will be computed by excluding the date of execution and including the last day. The first day will be the day after the date of execution. If the last day is not a working day, then the time for performance will be the next subsequent working day.

16.2.2      The Contract Documents and any documents or instruments delivered pursuant hereto will be construed without regard to the identity of the person who drafted the various provisions of the same. Each and every provision of the Contract Documents and the other documents and instruments will be construed as though the parties participated equally in the drafting of the same. Consequently, the parties acknowledge and agree that any rule of construction that a document is to be construed against the drafting party will not be applicable to the Contract Documents or the other documents or instruments.

16.2.3      In the event that any of the provisions or portions, or applications thereof, of this Agreement become invalid, illegal or unenforceable in any respect under the law of any jurisdiction, Owner and Contractor will negotiate an Equitable Adjustment in the provisions of this Agreement with a view toward effecting the purpose of this Agreement, and the validity and enforceability of the remaining provisions or portions, or applications thereof, will not be affected thereby.

16.2.4      This Agreement sets forth the full and complete understanding of the parties relating to the subject matter hereof as of the Effective Date and supersedes any and all negotiations, agreements, understandings and representations made or dated prior thereto with respect to the subject matter hereof.

16.2.5      Where the context requires, words importing the singular will include the plural and vice versa, and words importing persons will include entities. A reference in this Agreement to any article, section, exhibit, clause or paragraph is, except where it is expressly stated to the contrary, a reference to the article, section, exhibit, clause or paragraph in this Agreement. Headings are for convenience of reference only. Each reference to this Agreement will include a reference to each agreed variation of or supplement to this Agreement as may be amended, varied or supplemented from time-to-time. Where the context requires, any reference to a person, entity or party will include the person’s, entity’s or party’s successors and permitted assigns. References to the word “include” or “including” are to be construed without limitation.

16.2.6      The provisions of the Contract Documents that are intended to survive the termination or expiration of the Agreement will so survive.

16.3        Rights and Remedies Cumulative

16.3.1      The duties, obligations, rights and remedies under Contract Documents are, unless otherwise provided herein, in addition to and not a limitation of duties, obligations, rights and remedies otherwise imposed or available by law. No action or failure to act by Owner or Contractor will constitute a waiver of a duty, obligation, right or remedy, nor will the action or failure to act constitute approval of or acquiescence in a breach, except as may be specifically agreed otherwise.

16.3.2      The releases, waivers, limitations on liability and limitations on remedies expressed in the Agreement will apply even in the event of the fault, tort (including negligence), strict liability, breach of contract or breach of warranty or other basis of liability of the benefited party. The limitations will extend to and benefit Owners, agents, employees, officers, directors, subcontractors, assignees, affiliates and suppliers of each party and each of their respective owners, agents, employees, officers, directors, subcontractors, assignees, affiliates and suppliers. Liabilities for gross negligence and willful misconduct will be not be limited by this provision or any other provision hereof.

Camp Supply And Installation Agreement	Page 38 of 45

16.4        Nature of Agreement

Contractor and its Subcontractors will be independent Contractors with respect to the Work, irrespective of whether the Subcontractors are selected or approved by Owner, and neither Contractor nor its Subcontractors, nor the employees of either, will be deemed to be the servants, employees, representatives or agents of Owner. This Agreement does not create any agency, partnership, joint venture or other joint relationship between Owner and Contractor. Nothing contained in this Agreement will be construed (a) to authorize either party hereto to act as agent for the other party or to permit a party hereto to undertake any Agreement or other obligation for the other party or (b) to create any agency, partnership, joint venture or other joint relationship between the parties. No third party will be a beneficiary of this Agreement.

16.5        Amendments

16.5.1      This Agreement and Contract Documents may not be changed or amended orally. Any change or amendment of any term or provision of the Contract Documents will only be effective if given in writing and signed by both parties. Any reference herein to “agreed by Owner” or “agreed by Contractor” or words of similar import means the party’s agreement in writing. Contractor will treat any verbal authorization or direction for a Change in the Work to be a directive to promptly prepare and deliver a Change Order proposal consistent with the verbal authorization or direction to Owner’s authorized representative for review.

16.5.2      To the extent that any terms, conditions, qualifications or other provisions appearing on, attached to or related to any document provided to Owner by Contractor (including order acknowledgments, delivery tickets, invoices, price lists, shop drawings, samples, warranties, instructions or other documents) are inconsistent with the terms of the Contract Documents, whether or not the document is accepted, approved or consented to by Owner, the terms, conditions, qualifications or other provisions will not be binding on Owner unless the terms are expressly and conspicuously agreed by Owner.

16.6        Waivers, Consents and Approvals

No waiver, consent or approval hereunder may be oral. Any waiver of any term or provision of the Contract Documents, and any consent or approval hereunder, will only be effective if given in writing and signed by the waiving, consenting or approving party. An electronic mail message will be considered to be a “writing” signed by the party sending it. Subject to Section 16.5, no waiver, relaxation, forbearance, delay, indulgence or failure by either party to enforce any of the terms, covenants, conditions or other provisions of the Contract Documents at any time will in any way prejudice, affect, limit, modify or waive that party’s right thereafter to enforce or compel strict compliance with every term, covenant, condition or other provision hereof, any course of dealing or custom of the trade notwithstanding. No delay or omission on the part of a party will operate as a waiver thereof, nor will any waiver by either party of any breach of the Agreement operate as a waiver of any subsequent or continuing breach of the Agreement.

16.7        Counterparts

This Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which taken together will constitute one and the same instrument. To expedite the process of entering into this Agreement, electronic copies of this Agreement will be equivalent to original documents.

16.8        Further Assurances

This Agreement is entered into in good faith and Owner and Contractor will use reasonable endeavors to implement the provisions of this Agreement, and for that purpose each, at the request and expense of the other, will, without further consideration, promptly execute and deliver or cause to be executed and delivered to the any consents, documents or other instruments in addition to those required by this Agreement as the other may reasonably require to implement any provision of this Agreement; provided however, that any opinions of counsel requested will be furnished by outside counsel and the costs and expenses associated therewith will be paid for by the requesting party.

[end of text; signature page follows]

Camp Supply And Installation Agreement	Page 39 of 45

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the dates set forth below.

“Owner”	PERPETUA RESOURCES IDAHO, INC., an Idaho corporation

	By:	/s/ Jon Cherry
	Name:	Jon Cherry
	Title:	President, CEO & Director

	Date:	8/29/2025

“Contractor”	ATCO STRUCTURES & LOGISTICS (USA) INC., an Alaska corporation

	By:	/s/ Adam Beattie
	Name:	Adam Beattie
	Title:	Director and President

	Date:	8/29/2025

	By:	/s/ Joshua Nabb
	Name:	Joshua Nabb
	Title:	Director and Senior Vice President

	Date:	8/29/2025

Camp Supply And Installation Agreement	Page 40 of 45

EXHIBIT D

FORMS

Exhibit D-1        Form of Certificate of Substantial Completion

Exhibit D-2        Form of Certificate of Final Completion

Exhibit D-3        Form of Progress Payment Lien Waiver

Exhibit D-4        Form of Final Payment Lien Waiver

Camp Supply And Installation Agreement	Page 41 of 45

EXHIBIT D-1

CERTIFICATE OF SUBSTANTIAL COMPLETION

[Project Name]

[Date]

Perpetua Resources Idaho, Inc.

Attn:

With reference to that certain Construction Services Agreement (the “Agreement”) dated [INSERT] between Perpetua Resources Idaho, Inc., an Idaho corporation (“Owner”) and ____________________, a ________________(“Contractor”) for miscellaneous services, Contractor hereby certifies to Owner that all requirements set forth in Section 5.11 of the Agreement for Substantial Completion have been achieved as of ____________ ___, 20__. Further, Contractor certifies to Owner that, to the best of Contractor’s knowledge, information and belief after due observation and inquiry, Contractor has completed the entire Work (except minor items not affecting the use, operability, safety or integrity of the applicable Work) in compliance with the Contract Documents and otherwise in accordance with the requirements of the Agreement. The Punchlist of minor items for completion or correction not affecting the operability, safety or integrity of the Work is attached hereto.

Terms defined in the Agreement will have the same meaning when used herein.

Executed this ____ day of ________________, 20___.

______________________, a __________________

By:
Name:
Title:

ACCEPTED:

PERPETUA RESOURCES IDAHO, INC.

an Idaho corporation

By:
Name:
Title:

Date:

Camp Supply And Installation Agreement	Page 42 of 45

EXHIBIT D-2

CERTIFICATE OF FINAL COMPLETION

Perpetua Resources Idaho, Inc.

Attn:

With reference to that certain Construction Services Agreement (the “Agreement”) dated [INSERT] between Perpetua Resources Idaho, Inc., an Idaho corporation (“Owner”) and ______________________, a __________________ (“Contractor”) for miscellaneous services, Contractor hereby certifies to Owner that all requirements set forth in Section 5.13 of the Agreement for Final Completion have been achieved as of ____________ ___, 20___.

Terms defined in the Agreement will have the same meaning when used herein.

Executed this ____ day of ________________, 20___.

______________________, a __________________

By:
Name:
Title:

ACCEPTED:

PERPETUA RESOURCES IDAHO, INC.

an Idaho corporation

By:
Name:
Title:

Date:

Camp Supply And Installation Agreement	Page 43 of 45

EXHIBIT D-3

PROGRESS PAYMENT LIEN RELEASE

FROM THE FOLLOWING CONTRACTOR:	TO THE FOLLOWING OWNER:

PERPETUA RESOURCES IDAHO, INC.
(Full legal name of person or entity)	Attn: _________________________________

FOR LABOR, MATERIALS, EQUIPMENT OR
OTHER MATTERS PROVIDED ON
THE FOLLOWING “PROJECT:”

Contractor will execute the Conditional Release or the Unconditional

Release below, as appropriate.

CONDITIONAL RELEASE

Contractor hereby waives and releases all mechanics’ lien rights, claims of lien, equitable liens and bond rights on or against Owner or Project for all labor, services, subcontract work, equipment and material furnished up to and including ___________ (the “Release Date”) excepting only (i) amounts retained by Owner, (ii) items furnished after the Release Date and (iii) if checked here ☐, the attached list of outstanding items. This release does not cover any retention or items furnished after the Release Date. Contractor will hold Owner harmless from and against any and all claims on account of work performed and materials furnished on the project up to and including the date set forth below by any third parties on behalf of Contractor.

This release is CONDITIONAL, and will be effective only upon payment to Contractor in the sum of $______________________. If payment is by check, this waiver is effective only when check is paid by the bank upon which it is drawn. Before any person relies on this release, the person should verify payment to Contractor.

This release is for the benefit of, and may be relied upon by Owner, its lenders and the guarantor of any loan made by its lenders and the principal and surety on any labor and material bond posed for the Project.

______________________________________________________

(Signature of Authorized Agent)

______________________________________________________

(Printed Name and Title)

______________________________

(Signature Date)

UNCONDITIONAL RELEASE

Contractor has been PAID IN FULL and hereby waives and releases all mechanics’ lien rights, claims of lien, equitable liens and material bond rights on or against Owner or Project for all labor, services, subcontract work, equipment and material furnished up to and including __________ (the “Release Date”) excepting only (i) amounts retained by Owner, (ii) items furnished after the Release Date and (iii) if checked here ☐, the attached list of outstanding items. This release does not cover any amounts retained by Owner or items furnished after the Release Date. Contractor will indemnify, defend and hold Owner harmless from and against any and all claims for payment on account of work performed and materials furnished on the Project up to and including the date set forth above by any third parties through or on behalf of Contractor.

This release is UNCONDITIONAL and will be effective immediately. This release is for the benefit of, and may be relied upon by Owner, its lenders and the guarantor of any loan made by its lender and the principal and surety on any labor and material bond posed for the Project.

________________________________________________________

(Signature of Authorized Agent)

________________________________________________________

(Printed Name and Title)

______________________________

(Signature Date)

[Add notary acknowledgement when requested by Owner or if required to be effective.]

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EXHIBIT D-4

FINAL PAYMENT LIEN RELEASE AND WARRANTY

PERPETUA RESOURCES IDAHO, INC.
(Full legal name of person or entity)	Attn: _________________________________

FOR LABOR, MATERIALS, EQUIPMENT OR
OTHER MATTERS PROVIDED ON
THE FOLLOWING “PROJECT:”

KNOW ALL MEN BY THESE PRESENTS:

That the undersigned Contractor, for and in consideration of the receipt of the sum of ____________________________________ AND ____/100THS DOLLARS ($________________), hereby releases and forever discharges Owner and its officers, directors, employees, shareholders, trustees, successors, affiliates, agents, lenders and assigns (“Released Parties”), and the property of any of them from all claims and demands whatsoever (including lien rights) in any manner arising out of or related to the Project, including labor performed and materials, supplies, equipment, and work furnished by or through Contractor in connection with, or incidental to, the Project.

In consideration of and for the purposes of inducing Owner to make the aforesaid payment, Contractor hereby represents and warrants that (i) all sums due or to become due and all debts, accounts, damages, obligations, claims, and demands of every nature and kind whatsoever in any manner arising out of or related to labor performed or materials, supplies, equipment, and work furnished in connection with, or incidental to, the Project have been paid and satisfied; (ii) there are no unsettled claims for injuries to or death of any persons or damage to or destruction of property in any manner arising out of, or related to, the Project; and (iii) it has no other or further claims or rights of lien of any kind or nature with respect to the Project or any other claims or rights against the Released Parties.

Contractor will indemnify and hold the Released Parties harmless from all claims and demands whatsoever (including lien rights) by third parties in any manner arising out of or related to labor performed and materials, supplies, equipment, and work furnished by or through Contractor in connection with, or incidental to, the Project.

The provisions hereof will inure to the benefit of Released Parties as fully and completely as if each of the Released Parties is specifically named herein.

CONTRACTOR:
(Name of Legal Entity)

(Signature of Authorized Agent)

(Printed Name and Title)

(Signature Date)

[Add notary acknowledgement when requested by Owner or if required to be effective.]

Camp Supply And Installation Agreement	Page 45 of 45